SECURITIES AND EXCHANGE COMMISSION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INTRODUCTION
SOLICITATION BY BOARD OF DIRECTORS
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
EXECUTIVE COMPENSATION
Summary Compensation Table
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
NON-QUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS

PROASSURANCE CORPORATION
100 Brookwood Place
Birmingham, Alabama 35209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 20, 2009

To our Stockholders:

The Annual Meeting of Stockholders of ProAssurance Corporation (“ProAssurance”) will be held at 10:00 a.m., local time, on Wednesday, May 20, 2009, on the 5th floor of the headquarters of ProAssurance, located at 100 Brookwood Place, Birmingham, AL 35209, for the following purposes:

(1)	To elect four (4) directors of ProAssurance, as Class II directors, to serve until the 2012 annual meeting and until their successors are elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors has set March 31, 2009, as the record date for the annual meeting. You will only be entitled to notice of, and to vote at, the annual meeting if you are a holder of record of shares of ProAssurance’s Common Stock at the close of business on the record date. The stock transfer books will not be closed.

We may adjourn the annual meeting without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

We have provided details concerning those matters to come before the annual meeting in the accompanying proxy statement. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

A copy of ProAssurance’s Annual Report to the Stockholders for the year ended December 31, 2008, is enclosed, and is also available in the “Investor Relations” section of our website at www.ProAssurance.com. We hope you will find it informative.

By order of the Board of Directors,

Jeffrey P. Lisenby
Secretary

April 9, 2009

100 Brookwood Place
Birmingham, Alabama 35209

PROXY STATEMENT

Annual meeting of Stockholders
to be held May 20, 2009

INTRODUCTION

We are furnishing this proxy statement and proxy card to the stockholders of ProAssurance Corporation, which we sometimes refer to as “ProAssurance,” on behalf of ProAssurance’s Board of Directors on or about April 9, 2009.  Our Board of Directors is soliciting your proxy to vote your shares at the annual meeting of ProAssurance’s stockholders to be held at 10:00 a.m., local time, on Wednesday, May 20, 2009, on the 5th floor of our headquarters located at 100 Brookwood Place, Birmingham, AL 35209, or at any adjournment or postponement thereof.

What is a proxy?

A proxy is a person or persons whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy card.

Who pays for the proxy solicitation?

ProAssurance will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the annual meeting. Certain of our directors, officers or employees may solicit your proxy and they will receive no additional compensation for such solicitation. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What is the purpose of the annual meeting?

As outlined in the meeting notice, at the annual meeting the stockholders will be asked to elect four (4) members to the Board of Directors of ProAssurance, as Class II directors, to serve until the 2012 annual meeting, and to ratify the appointment of Ernst & Young LLP as independent auditors.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote FOR electing all nominees for director (Proposal 1) and FOR ratifying the appointment of Ernst & Young LLP as our independent auditors (Proposal 2).

What is the record date and what does it mean?

The Board of Directors set March 31, 2009 as the record date for the annual meeting. You are entitled to notice of and to vote at the annual meeting if you own shares as of the close of business on our record date.

How many shares are entitled to vote at the annual meeting?

At the close of business on the record date there were 33,083,968 outstanding shares of our common stock, par value $0.01 per share (“Common Stock”). You are entitled to one vote in person or by proxy on all matters properly to come before the annual meeting for each share of our Common Stock that you own on the record date.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of one-third of the shares of Common Stock entitled to vote at the meeting will constitute a quorum to conduct business at the annual meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur where shares held by brokers or nominees for beneficial owners are not voted on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you are a record owner of our Common Stock you may vote your shares on matters properly presented at the annual meeting in any of four ways:

•	by signing and returning the enclosed proxy card in the enclosed envelope; or

•	by voting on the Internet in accordance with instructions on the proxy card; or

•	by using a touchtone telephone and following the instructions on the enclosed proxy card; or

•	by attending the meeting and voting in person.

If you properly cast your vote, and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. Stockholders voting via the internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

How do I vote if my shares are in “street name”?

If you hold shares in “street name” (that is, through a bank, broker or other nominee), your shares must be voted in accordance with instructions provided by the nominee. If your shares are held in the name of a nominee and you would like to attend the annual meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

How do I know if I hold my shares in “street name”?

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are considered held in “street name.” However, if your shares are registered directly in your name with BNYMellon, our transfer agent, you are considered the stockholder “of record” of those shares.

How do I vote on the Internet?

You should cast your proxy vote at www.proxyvote.com, regardless of how you hold your shares. Be sure to have the Control Number from your proxy notice or proxy card available.

Will my vote on the Internet be secure and accurate?

The internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law.

What is the deadline for voting?

Votes not cast at the meeting must be received by 11:59 p.m., Birmingham, Alabama time, on May 19, 2009. Submitting your vote via the internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

Can I revoke my proxy?

Yes. You may revoke your proxy prior to the annual meeting by either (i) submitting to ProAssurance a properly executed proxy and bearing a later date, (ii) by voting by telephone or Internet at a later date or in person at the meeting, or (iii) by giving written notice of revocation to the Secretary of ProAssurance. The mailing address of ProAssurance is P.O. Box 590009, Birmingham, AL 35259-0009, and the street address is 100 Brookwood Place, Birmingham, AL 35209.

Are the materials for the annual meeting available on the internet?

Yes. The materials for ProAssurance’s 2009 Annual Meeting of Stockholders (the 2008 Annual Report to the Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2008, Proxy Statement and Proxy Card) are available on the internet. You may view these documents at www.proxyvote.com. Our proxy statement and proxy card for the 2009 Annual Meeting and our 2008 Annual Report will be also available through the “Investor Relations” section of our website at www.ProAssurance.com until at least May 20, 2010. Our Annual Report to the Stockholders and Annual Report on Form 10-K, and other materials on our website are not proxy soliciting materials.

How do I receive a printed copy of the materials for the annual meeting?

You may obtain a printed copy of our 2008 Annual Report to the Stockholders and 2008 Annual Report on Form 10-K (including the financial statements and financial statement schedules) without charge by contacting Frank B. O’Neil at the address shown above, or by telephone at (205) 877-4400 or (800) 282-6242, or by e-mail at Investor@ProAssurance.com. You may also request a copy through www.proxyvote.com, using your Control Number.

How do I receive additional information or documents regarding ProAssurance?

Our Board of Directors has adopted a Policy Regarding Determination of Director Independence, including categorical standards to assist in determining independence and has adopted charters for our Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, as well as our Corporate Governance Principles and our Code of Ethics and Conduct. All of these documents and policies are available in the Corporate Governance section of our website, www.ProAssurance.com. Printed copies of our committee charters, Corporate Governance Principles, Code of Ethics and Conduct, and the Policy Regarding Determination of Director Independence may be obtained by contacting Frank B. O’Neil, Senior Vice President, ProAssurance Corporation, either by mail at P. O. Box 590009, Birmingham, Alabama 35259-0009, or by telephone at (205) 877-4400 or (800) 282-6242 or by e-mail at Investor@ProAssurance.com.

SOLICITATION BY BOARD OF DIRECTORS

Our Board of Directors is soliciting your proxy to vote at the 2009 Annual Meeting. In addition to the solicitation of proxies by mail and the internet, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the annual meeting, you will be asked to elect the following persons as Class II directors to hold office for terms ending at the annual meeting of stockholders to be held in 2012:

Jerry D. Brant, D.P.M. (Age 70) is the President and Chief Executive Officer of the Podiatry Insurance Company of America (PICA) and a member of its Board of Directors. Dr. Brant was one of PICA’s founders in 1980 and has helped guide its evolution into a national provider of professional liability insurance to podiatrists and other medical professionals. Dr. Brant practiced Podiatry in Illinois for thirty years before retiring in 1997 to assume full time duties with PICA. He served as the President of the American Podiatric Medical Association in 1984 and 1985.

John J. McMahon, Jr., Esq. (Age 66) has served as a director of ProAssurance since February 22, 2002. Mr. McMahon is chairman of Ligon Industries, a manufacturer of waste water treatment equipment, aluminum castings and hydraulic cylinders. He served as chairman of the executive committee of McWane, Inc. in Birmingham, Alabama, from 1999 until December 31, 2005. Mr. McMahon also serves as a director of Protective Life Corporation.

William H. Woodhams, M.D. (Age 71) has served as a director of ProAssurance since it began operation in June 2001. Prior to June 2001, Dr. Woodhams served as a director of one of our principal insurance subsidiaries, ProAssurance Casualty Company (formerly, ProNational Insurance Company) from 1980 to 2001, and served as a director of its former holding company, Professionals Group, Inc. from 1996 to 2001 and chairman of its board from 1999 to 2001. Dr. Woodhams is a board certified family practice physician and has been in private practice in Kalamazoo, Michigan since 1964.

Wilfred W. Yeargan, Jr., M.D. (Age 69) has served as a director of ProAssurance since 2002. Dr. Yeargan is a board certified ophthalmologist who has practiced in Tuscaloosa, Alabama for over thirty years.

The persons named in the board’s proxy card have advised us that, unless a contrary direction is indicated on your proxy card, they intend to vote the shares appointing them as proxies in favor of the named nominees. If the nominees should be unable to serve, and the Board of Directors knows of no reason to anticipate that this will occur, the persons named in the proxy card will vote for such other person or persons as may be recommended by our Nominating/Corporate Governance Committee and designated by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. The persons named in the proxy card will have no authority to vote for the election of any person other than the nominees or their substitutes in the election of directors.

Except for Dr. Brant, all of the nominees currently are members of our Board of Directors, and all nominees have been approved, recommended and nominated for re-election to the Board of Directors by our Nominating/Corporate Governance Committee and by our Board of Directors in accordance with our Corporate Governance Principles. Pursuant to the Stock Purchase Agreement between ProAssurance and PICA, dated October 28, 2008, we have agreed to nominate Dr. Brant for election as a director of ProAssurance at the next annual meeting occurring after the completion of ProAssurance’s purchase of PICA’s stock, which was on April 1, 2009.

Directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. With respect to the election of directors, you may vote for all of the nominees or withhold authority to vote for any or all of the nominees. Because directors are elected by a plurality of the votes cast, votes to withhold authority with respect to one or more nominees and broker non-votes will have no effect on the outcome of the election. If you do not give instructions to your proxy, your shares represented by that proxy will be voted FOR the election of each director nominee nominated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NOMINATED FOR ELECTION AS DIRECTORS BY THE BOARD OF DIRECTORS.

Board of Directors

Our Certificate of Incorporation provides that our Board of Directors is comprised of at least three and not more than twenty-four directors, as determined by the Board of Directors. The Certificate of Incorporation requires that our directors be divided into three classes as nearly equal as possible and that the directors serve staggered terms of three years. The remaining directors may fill any vacancies on the Board of Directors resulting from the death, resignation or removal of a director or from any increase in the number of directors. A director elected by the directors to fill a vacancy on the Board of Directors holds office until the next election of the class of directors for which such director has been chosen.

The Board of Directors has nominated Jerry D. Brant, D.P.M., John J. McMahon, Jr., Esq., William H. Woodhams, M.D., and Wilfred W. Yeargan, Jr., M.D. for election to the Board of Directors at the 2009 Annual Meeting as Class II directors as set forth under the caption “Proposal 1 — Election of Directors.” Set forth below is information regarding the nominees and the directors continuing in office, which was confirmed by them for inclusion in this proxy statement. Information regarding stock ownership by the nominees and continuing directors is set forth in the table under the caption “Beneficial Ownership of Our Common Stock” included elsewhere in this proxy statement.

Class III Directors Continuing in Office — Term 2010

Victor T. Adamo, Esq., CPCU (Age 61) has served as a director and President of ProAssurance since it began operation in June 2001. Prior to June 2001, Mr. Adamo served as an officer of our insurance subsidiary, ProAssurance Casualty Company (formerly, ProNational Insurance Company) (1985-2001), and as a director and president and chief executive officer of its former holding company, Professionals Group, Inc. (1996-2001). Prior to joining ProAssurance Casualty Company, Mr. Adamo was in private legal practice from 1975 to 1985.

William J. Listwan, M.D. (Age 66) has served as a director of ProAssurance since September 2006. Dr. Listwan was a member of the Board of Directors of ProAssurance Wisconsin Insurance Company (formerly, Physicians Insurance Company of Wisconsin) (“PRA Wisconsin”) from its organization in 1986 until its merger with ProAssurance in August 2006. Dr. Listwan practiced Internal Medicine with the Aurora Health Center (formerly General Clinic) in West Bend, Wisconsin, from July 1974 to April 2006. He currently holds an appointment as Assistant Clinical Professor of Medicine at the Medical College of Wisconsin.

W. Stancil Starnes, Esq. (Age 60) was elected to the Board of Directors on September 5, 2007 and serves as its Chairman. Mr. Starnes was appointed as Chief Executive Officer (CEO) of ProAssurance on July 2, 2007. Mr. Starnes served as the senior and managing partner of the law firm of Starnes & Atchison LLP in Birmingham, Alabama, where he was extensively involved with ProAssurance and its predecessors in the defense of medical liability claims for over 25 years. He withdrew from the firm in October 2006 to serve as President, Corporate Planning and Administration of Brasfield & Gorrie, Inc., a commercial construction firm based in Birmingham, Alabama, where he served until May 2007. Mr. Starnes currently serves as a director of Infinity Corporation.

Class I Directors Continuing in Office — Term Expiring in 2011

Lucian F. Bloodworth (Age 68) has served as a director of ProAssurance since August 22, 2002. Mr. Bloodworth is the chairman of Cain Manufacturing, a manufacturer of specialty parts for air distribution and roofing based in Birmingham, Alabama. Mr. Bloodworth has been a fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Robert E. Flowers, M.D. (Age 59) has served as a director of ProAssurance since it began operation in June 2001. Prior to June 2001, Dr. Flowers served as a director of our insurance subsidiary, ProAssurance Indemnity Company, Inc. (formerly, The Medical Assurance Company, Inc.) from 1985 to 2001, and as a director of its former holding company, Medical Assurance, Inc. (1995-2001). Dr. Flowers practiced as a physician with Gynecology Associates of Dothan P.C., Dothan, Alabama, prior to his retirement in 2001.

Ann F. Putallaz, Ph.D. (Age 63) has served as a director of ProAssurance since June 2001. Prior to 2001, Ms. Putallaz served as a director of Professionals Group, Inc. (1996-2001), and its vice chairman (1999-2001). For the past five years, Ms. Putallaz has been Director of Data and Communication Services of Munder Capital Management, an investment advisor to The Munder Funds, an open end investment company registered under the Investment Company Act of 1940.

Drayton Nabers, Jr., Esq. (Age 68) served as a director of ProAssurance from February 2002 until he resigned effective December 31, 2002, to serve as Finance Director of the State of Alabama. Mr. Nabers served as Finance Director until June 2004, when he was appointed Chief Justice of the Alabama Supreme Court. He left the Court in 2006, and is currently in private practice with the law firm of Maynard, Cooper & Gale, PC in Birmingham, Alabama. Mr. Nabers was the chief executive officer of Protective Life Corporation, an insurance holding company based in Birmingham, Alabama, from 1979 to 2001. Mr. Nabers was elected to serve again as a director of ProAssurance at the 2008 Annual Meeting. He is also currently a director of Infinity Corporation.

Independent Directors

As required by The New York Stock Exchange Corporate Governance Listing Standards, our Board of Directors has determined that a majority of the directors on the board are “independent” directors. In compliance with the corporate governance requirements of Sarbanes-Oxley Act of 2002 and the applicable rules of the New York Stock Exchange, or NYSE, our Board of Directors has adopted a policy that a director will be presumed to be independent if he or she satisfies certain specified criteria. A complete description of the criteria adopted by our

Board of Directors in determining the independence of our directors is available in the Corporate Governance section of our website at www.ProAssurance.com.

Our Board of Directors has determined that the following directors satisfy the independence criteria described above, and therefore constitute “independent” directors:

Lucian F. Bloodworth	Drayton Nabers, Jr.
Robert E. Flowers, M.D.	Ann F. Putallaz
William J. Listwan, M.D.	William H. Woodhams, M.D.
John J. McMahon, Jr.	Wilfred W. Yeargan, Jr., M.D.

We have engaged Dr. Listwan as a consultant under a Consulting and Confidentiality Agreement which provides that Dr. Listwan will provide consulting services to ProAssurance in consideration of an annual retainer of $44,000. At its meeting on December 3, 2008, the Board of Directors reviewed this consulting arrangement and determined that Dr. Listwan satisfies the current independence criteria for directors because:

•	Dr. Listwan was not an employee of PRA Wisconsin and his relationship with PRA Wisconsin prior to the merger with ProAssurance would have satisfied ProAssurance’s independence criteria if PRA Wisconsin had been a subsidiary of ProAssurance;

•	Dr. Listwan is not an employee of ProAssurance or any of its subsidiaries based on the Board’s review of the terms of Dr. Listwan’s engagement as a consultant and its consideration of Internal Revenue Service regulations defining employees and independent contractors for purposes of FICA (Federal Insurance Contributions Act) withholding and the factors used by our Human Resources Department to determine whether a service provider receives a statement on Form W-2 (an employee) or Form 1099 (independent contractor) with respect to its compensation for services; and

•	The compensation payable to Dr. Listwan as a consultant would not exceed the limitation on compensation under the NYSE corporate governance rules and ProAssurance’s current independence criteria.

Meetings and Committees of the Board of Directors

Our Board of Directors held five meetings during 2008. Our Bylaws establish four standing committees of the Board of Directors: the Nominating/Corporate Governance Committee, the Compensation Committee, the Audit Committee and the Executive Committee, each of which is described below. Each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees of the board on which he or she served during 2008 (in each case, which were held during the period for which he or she was a director).

Neither our Board of Directors nor our Nominating/Corporate Governance Committee has implemented a formal policy regarding director attendance at annual meetings of our stockholders. However, our Board of Directors typically holds its annual meeting directly following the annual stockholders’ meeting, and it is customary for our directors to attend the annual stockholders’ meeting. All of our then thirteen directors attended the annual meeting of our stockholders held on May 21, 2008.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee currently consists of three independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Nominating/Corporate Governance Committee are to:

•	identify individuals qualified to become directors and recommend to the Board of Directors for its consideration the candidates for all directorships to be filled by the Board of Directors or to be elected by the stockholders;

•	advise the Board of Directors with respect to the board composition, procedures and committees;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to ProAssurance;

•	oversee the evaluation of the Board of Directors and the evaluation of ProAssurance’s management; and

•	otherwise take a leadership role in shaping the corporate governance of ProAssurance.

The Nominating and Corporate Governance Committee is empowered to engage a third party search firm to assist in identifying and evaluating director candidates. However, the committee did not hire any search firm during 2008 and, accordingly, paid no fees to any such company.

Under our Corporate Governance Principles, the Nominating/Corporate Governance Committee will consider a nominee proposed by a stockholder for a vacancy on our board when such nomination has been submitted in accordance with the provisions contained in our Bylaws, which are described under the caption “Stockholder Proposals” in this proxy statement. A vacancy does not exist where:

•	the Board of Directors desires to re-nominate an incumbent director for an additional term and, the director consents to stand for re-election and to serve on our Board of Directors if elected; or

•	the Nominating/Corporate Governance Committee has recommended to our Board of Directors a candidate to fill a vacancy and, prior to the receipt of a properly submitted stockholder nomination, such nominee has agreed to stand for election and serve on our board if elected.

Our Board of Directors may, at any time, elect not to fill a vacancy arising on the Board. The Board of Directors may elect to not recommend a director candidate nominated by a stockholder even if such director candidate is the only candidate submitted to the Nominating/Corporate Governance Committee to fill a vacancy.

The Nominating/Corporate Governance Committee is responsible for determining the appropriate composition of our Board and for the selection of individual candidates consistent with such determination. Our Corporate Governance Principles do not establish any specific requirements of minimum qualifications or skills that an individual candidate must possess other than the maximum age requirements described in the Corporate Governance Principles. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise, and the extent to which the candidate would fill a present need in the composition of the Board.

Subject to the qualifications described above, our Nominating/Corporate Governance Committee will consider a director candidate nominated by a stockholder in the same manner as candidates brought before the Nominating/Corporate Governance Committee from other sources. Generally, the Nominating/Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her résumé and other background information that has been made available to the Nominating/Corporate Governance Committee. A member of the Nominating/Corporate Governance Committee will contact for further review those candidates who the committee believes are qualified, who may fulfill a specific board need and who the committee believes would otherwise best make a contribution to the Board. If, after further discussions with the candidate, and other further review and consideration as necessary, the Nominating/Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board.

The charter of the Nominating/Corporate Governance Committee provides for at least three members, each of whom must be an independent director. The current members of our Nominating/Corporate Governance Committee are John J. McMahon, Jr., Chairman, Lucian F. Bloodworth and William H. Woodhams. Our Board of Directors has found that each member of our Nominating/Corporate Governance Committee is “independent” within the meaning of the rules of the NYSE.

During 2008, our Nominating/Corporate Governance Committee met one time.

Compensation Committee

Our Compensation Committee currently consists of four independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Compensation Committee are to:

•	represent and assist the Board of Directors in discharging its oversight responsibility relating to compensation matters, including determining the compensation arrangements for the chief executive officer and reporting its determination to the Board of Directors for ratification by a majority of independent directors; and

•	review and discuss with management the disclosure under the caption “Compensation Discussion and Analysis” and prepare the report of the Compensation Committee with respect to such disclosure, each of which is to be included in our annual proxy statement.

The charter of the Compensation Committee charges the committee with the responsibility to determine and approve, subject to ratification by a majority of independent directors, the CEO’s compensation level based on the committee’s evaluation of the CEO’s performance in light of the corporate goals and objectives relevant to the CEO’s compensation as approved by the committee. The charter also charges the Compensation Committee with the responsibility to, among other duties, review the competitiveness of the non-CEO executive compensation programs of ProAssurance; approve change of control agreements or severance plans for executive officers of ProAssurance; and make recommendations for director compensation to our Board of Directors. The charter further provides that the Compensation Committee has the exclusive authority to retain outside compensation consultants and advisors as it deems appropriate to fulfill its responsibilities.

The current practice of the Compensation Committee is to retain an outside consultant to gather data from peer companies and to use such data as a point of reference when reviewing ProAssurance’s compensation practices. The Compensation Committee, with the assistance of ProAssurance’s management and its consultant, identifies the peer companies to be used in the compensation analysis. The peer companies are competitors with ProAssurance in terms of direct business, senior executive talent, and market capitalization.

After reviewing peer companies’ data, the compensation consultant provides a report to the committee that describes market practices with regard to executive compensation and identifies any gaps between the market and ProAssurance’s executive compensation practices. In addition, from time to time the Compensation Committee retains the compensation consultant to provide a review and analysis of particular aspects of ProAssurance’s compensation program, and reports of these studies are also considered by the committee in making its recommendations. The Compensation Committee customarily makes its compensation recommendations to our Board of Directors at its regularly scheduled meeting in the first quarter of each year.

ProAssurance’s senior management makes no recommendations with respect to compensation of the CEO. The Compensation Committee is exclusively responsible for making compensation recommendations for adoption by the Board of Directors as to changes in base salary for the CEO and the number and type of long-term incentive compensation awards to be granted to the CEO. The Compensation Committee also approves the annual incentive award guidelines for non-equity incentive compensation to be paid to the CEO. All decisions of the Compensation Committee with respect to the CEO compensation are subject to ratification by a majority of the independent directors under the committee’s charter.

In accordance with its charter, the Compensation Committee also makes recommendations as to compensation of our directors. In 2008, the Compensation Committee engaged a compensation consultant to provide a review of the compensation of our Board of Directors and make recommendations for changes in the compensation of directors for their service on the Board of Directors and for their service on the various committees. These recommendations were considered by our Board of Directors at its meeting in the first quarter of 2009.

The Compensation Committee administers the ProAssurance Corporation 2008 Annual Incentive Compensation Plan and the ProAssurance Corporation 2008 Equity Incentive Plan, as well as the ProAssurance Corporation Incentive Compensation Stock Plan and the ProAssurance Corporation 2004 Equity Incentive Plan with respect to awards granted prior to the effectiveness of the ProAssurance Corporation 2008 Equity Incentive Plan.

During 2008 our Compensation Committee met four times. The charter of the Compensation Committee provides for at least three members, each of whom must be an independent director. The current members of the Compensation Committee are Wilfred W. Yeargan, Jr., Chairman, Robert E. Flowers, William J. Listwan and John J. McMahon, Jr. Our Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the rules of the NYSE and, as required by the Compensation Committee charter, no member of the Compensation Committee has any interlocking relationships required to be disclosed under federal securities laws.

This year’s report of the Compensation Committee is on page 24 of this proxy statement.

Audit Committee

Our Audit Committee consists of four independent directors, and operates pursuant to a written charter that is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of our Audit Committee are to represent and assist the Board of Directors in discharging its oversight responsibility relating to:

•	the accounting, reporting, and financial practices of ProAssurance and its subsidiaries, including the integrity of our financial statements;

•	the surveillance of our administration and financial controls and compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence; and

•	the performance of our internal auditors.

The Audit Committee also prepares the Report of the Audit Committee, included on page 13 of this proxy statement as required by the SEC rules.

Our Audit Committee is responsible for carrying out all of the duties and responsibilities required for audit committees under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the corporate governance rules of the NYSE for listed companies. A description of the specific duties and responsibilities of our Audit Committee can be found in its charter. Our Audit Committee and Board of Directors have established a procedure which establishes a confidential means for complaints or concerns with respect to accounting, internal controls and auditing matters to be submitted to the committee, which is described under the caption titled “Other Matters — Policies on Reporting of Concerns Regarding Accounting and Other Matters and Communicating with Directors” in this proxy statement.

The charter of the Audit Committee provides for at least three members, each of whom must be an independent director. John P. North, Jr. is the Chairman, and Lucian F. Bloodworth, Drayton Nabers, Jr. and Ann F. Putallaz are the other members of our Audit Committee. Our Nominating/Corporate Governance Committee and our Board of Directors have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE; that each member of the Audit Committee is financially literate as such qualification is defined under the rules of the NYSE; and that John P. North, Jr., based upon his education and extensive experience in public accounting, including his leadership roles at Coopers and Lybrand, is an “audit committee financial expert” within the meaning of the rules of the SEC. No member of the Audit Committee is presently serving on the audit committee of another company.

During 2008, the Audit Committee held five meetings.

Executive Committee

Our Executive Committee has the authority during intervals between the meetings of the Board of Directors to exercise all powers and authority of the Board of Directors in the management of our business and affairs, except that the Executive Committee may not:

•	alter or repeal any resolution adopted by the Board of Directors that by its terms is not subject to amendment or repeal by the Executive Committee or any resolution relating to the establishment or membership of the Executive Committee;

•	act with respect to matters required to be passed upon by the full board, the independent directors, or by a committee comprised of independent directors; or

•	act on any matter which has been delegated to the Audit Committee, the Nominating/Corporate Governance Committee or the Compensation Committee in their respective charters.

The Bylaws provide that the Executive Committee have at least three members including the Chairman of the Board. The members of the Executive Committee are W. Stancil Starnes, Chairman, Victor T. Adamo, and Wilfred W. Yeargan, Jr. The Executive Committee did not meet in 2008.

Non-Management Directors Meetings

Our Corporate Governance Principles require our non-management directors to hold executive sessions at which management, including the chief executive officer, is not present, on a regularly scheduled basis and not less than two times per year. The Corporate Governance Principles further provide that the non-management directors on the board will select one of the non-management directors to preside at each executive session. At the annual meeting in May 2008, the non-management directors selected John P. North, Jr. as the non-management director to preside at each meeting, but did not designate him as a “lead director.” The schedule for the executive sessions and selection of Mr. North as the director to preside at those meetings are each subject to change by the non-management directors. During 2008, our non-management directors held an executive session after three of the regularly scheduled Board meetings.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as our auditors for the current fiscal year ending December 31, 2009. Although ratification of the stockholders is not required for selection of independent auditors under Delaware law or our Bylaws, the Board of Directors believes it is appropriate to seek stockholder ratification of the selection of Ernst & Young LLP as independent auditor.

Ernst & Young LLP served as the independent auditor of ProAssurance for the year ended December 31, 2008. Representatives of Ernst & Young will be present at the 2009 Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for 2008 and 2007

The table below sets forth the aggregate fees paid by ProAssurance for audit, audit-related, tax and other services provided by Ernst & Young LLP to ProAssurance during each of the last two years.

	2008	2007

Audit fees	$1,162,724	$1,126,623
Audit-related fees	0	0
Tax fees	0	0
All other fees	6,000	6,000

Total	$1,168,724	$1,132,623

The other fees in 2008 and 2007 related to non-audit online services provided by Ernst & Young LLP for research on accounting matters. The Audit Committee does not believe that these services are prohibited non-audit services. The Audit Committee further believes that provision of these services does not impair the independence of the auditor.

All fees paid to Ernst & Young LLP in 2008 which required the pre-approval of the Audit Committee were approved in accordance with our pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, the audit committee of the board of directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. To implement these provisions of the Sarbanes-Oxley Act of 2002, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the audit committee’s administration of the engagement of the independent auditor. Our Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditor may be pre-approved.

For pre-approval of non-audit services, our Audit Committee will consider whether services are consistent with the SEC’s rules on auditor independence. Our Audit Committee will also consider whether the independent auditor is able to provide effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services will enhance our ability to manage or control risk or improve audit quality. Our Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

Our Audit Committee determines from time to time the eligible services that may be provided to ProAssurance by our independent auditors in accordance with the requirements and guidance of the SEC and the NYSE, or other exchanges or market systems on which our stock is traded. The Audit Committee also determines whether such services fit in the categories of Audit Services, Audit Related Services, Tax Services and other Permitted Non-Audit Services as described below and as the description of such services may be modified under subsequent guidance and interpretation of the regulatory and self-regulatory organizations applicable to ProAssurance, including without limitation, the SEC and the NYSE. The independent auditor may not provide any non-audit services that are prohibited under the provisions of Section 10A of the Exchange Act and the rules and regulations promulgated thereunder.

Audit Services.  Audit services in the annual audit engagement include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor in order for the independent auditor to form an opinion on our consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control and consultations relating to the annual audit or quarterly review. Audit services also include the engagement for the independent auditor’s report on the effectiveness of internal controls for financial reporting. In addition to the audit services included in the annual audit engagement, the Audit Committee may approve other audit services. Other audit services are those services that only the independent auditor can reasonably provide and include statutory audits or financial audits for our subsidiaries or affiliates and services associated with SEC registration statements, periodic reports and other documents we file with the SEC or other documents issued in connection with a securities offering.

Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Because our Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with SEC rules on auditor independence, the Audit Committee may grant pre-approval to audit-related services. Audit-related services include, among others: due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as “audit services;” assistance with understanding and implementing new accounting and financial reporting guidance from rule-making authorities;

financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services.  Our Audit Committee believes that the independent auditor can provide tax services to ProAssurance such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, our Audit Committee believes it may grant pre-approval to those tax services that:

•	have historically been provided by the independent auditor;

•	the Audit Committee believes would not impair the independence of the auditor; and

•	are consistent with SEC rules on auditor independence.

The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, and related regulations. The Audit Committee will consult with the chief accounting officer or outside counsel to determine that tax planning and reporting advice is consistent with this policy.

Other Non-Audit Services.  Our Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that certain types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may not pre-approve any of the SEC’s prohibited non-audit services.

Annual Audit Engagement.  Our Audit Committee appoints the independent auditor of ProAssurance and pre-approves the services to be provided in connection with the preparation or issuance of the annual audit report or related work. The annual audit services are set forth in an engagement letter prepared by the independent auditor which is submitted to the Audit Committee for approval. The engagement letter provides that the independent auditor reports directly to the Audit Committee. Any audit services within the scope of the engagement letter are deemed to have been pre-approved by our Audit Committee.

Pre-Approval of Other Audit and Non-Audit Services.  Other audit services, audit-related services, tax services, and other non-audit services may be pre-approved by our Audit Committee in accordance with the following procedure either on a specific case-by-case basis as services are needed or on a pre-approval basis for services that are expected to be needed. Our Audit Committee may delegate to one or more designated members of the Audit Committee, who are independent directors of the Board of Directors, the authority to grant pre-approval of these services to be performed by the independent auditors. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Our management may submit requests for pre-approval of eligible services by the independent auditor from time to time to our Audit Committee or to the member or members of the committee to whom pre-approval authority has been delegated. The request for approval must be sufficiently detailed as to the particular services to be provided so that the Audit Committee knows precisely what services it is being asked to pre-approve and so that it can make a well reasoned assessment of the impact of the service on the auditor’s independence. Budgeted amounts or fee levels for services to be provided by the independent auditor must be submitted with the request for pre-approval. Requests for pre-approval of services by the independent auditor must include a joint statement of the independent auditor and our chief accounting officer as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Our Audit Committee will be informed not less frequently than quarterly of the services rendered by the independent auditor. Our chief accounting officer will be responsible for tracking all independent auditors’ fees against the budget for such services and report at least quarterly to the Audit Committee.

The Audit Committee has designated our internal auditor to monitor the performance of all services provided by ProAssurance’s independent auditor and to determine whether such services are in compliance with this policy. Our internal auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both our internal auditor and management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of the internal auditor or any member of management. The Audit Committee will also review our internal auditor’s annual internal audit plan to determine that the plan provides for monitoring of the independent auditor’s services.

Vote Required

The ratification of Ernst & Young LLP as ProAssurance’s independent auditor for 2009 will require the affirmative vote of a majority of the shares voting on the matter at the 2009 Annual Meeting without regard to broker non-votes or abstentions. If you vote your shares without instructions to your proxy on this proposal, your shares will be voted FOR the ratification of the selection of Ernst & Young LLP. In the event that the selection of Ernst & Young LLP as independent auditor for 2009 is not approved by the affirmative vote of a majority of the shares voting on the matter, the Board of Directors will request the Audit Committee to reconsider its selection of independent auditors for the year ending December 31, 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR OF PROASSURANCE FOR 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of four independent directors and operates pursuant to a written charter. The charter is available in the Corporate Governance section of our website at www.ProAssurance.com. During 2008, the Audit Committee held five meetings. In conjunction with some of these meetings, the Audit Committee met in executive sessions and met in private sessions with our independent auditors, our internal auditors, our CEO, our CFO, and our outside corporate counsel.

Our management is responsible for the preparation, presentation and integrity of ProAssurance’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of ProAssurance’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditors are also required to review the adequacy and effectiveness of ProAssurance’s internal controls on financial reporting. The Audit Committee is directly responsible in its capacity as a committee of the board for the appointment, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and with Ernst & Young LLP, our independent auditors. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Accounting Standards (“SAS”) No. 114, Auditor’s Communications with those Charged with Governance, as currently in effect. SAS No. 114 requires the independent auditors to provide the Audit Committee with certain information regarding the scope and results of their audit of ProAssurance’s financial statements, including information with respect to the following, if applicable:

•	the auditor’s responsibility under standards of the Public Company Accounting Oversight Board (United States), or the PCAOB;

•	critical accounting policies, including a discussion of the quality and acceptability of the policies;

•	sensitive accounting estimates;

•	any significant audit adjustments;

•	unrecorded audit differences considered by management to be immaterial;

•	any disagreements with management;

•	consultations with other accountants;

•	any difficulties encountered with management in performing the audit;

•	the adoption of or change in an accounting principle;

•	methods of accounting for significant unusual transactions and for controversial or emerging areas;

•	representations requested from management; and

•	an overview of the planned scope and timing of the audit.

The Audit Committee has received from Ernst & Young LLP a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between Ernst & Young LLP and ProAssurance that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of ProAssurance within the meaning of federal securities laws and in compliance with PCAOB Rule 3520.

In addition to the disclosures and discussions mandated by SAS No 114 and PCAOB Rule 3526, the Audit Committee discussed with Ernst & Young LLP risks of fraud and illegal acts as required by SAS No. 99 and other matters required to be communicated to the Committee by our independent auditor under the requirements of the PCAOB, SEC and NYSE, including without limitation, information with respect to the following, if applicable:

•	pre-approval of services to be performed by the independent auditor;

•	material alternative accounting treatments discussed with management;

•	other material written communications to management;

•	significant deficiencies and material weaknesses identified during audit of internal control;

•	internal quality control procedures of the independent auditor;

•	material issues raised in quality control reviews of the independent auditor within the last five years and corrective actions taken; and

•	relationships between ProAssurance and the independent auditor.

All non-audit services performed by the independent auditors must be specifically pre-approved by the Audit Committee or a member thereof. The Audit Committee approved the non-audit services rendered by our independent auditors during ProAssurance’s most recent fiscal year as required by Section 10A(i) of the Exchange Act and Rule 2.01(c)(7) of Regulation S-X and considered whether the approved non-audit services are compatible with maintaining the independence of such auditors.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements of ProAssurance for 2008 be included in its Annual Report on Form 10-K for the year ended December 31, 2008, prior to the filing of such report with the SEC.

Audit Committee:
John P. North, Jr., Chairman
Lucian F. Bloodworth
Drayton Nabers, Jr.
Ann F. Putallaz

April 3, 2009

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We have no present knowledge of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Owners of More than 5% of Our Common Stock

	Amount & Nature
	of Beneficial	Percent
Stockholders	Ownership	of Class

T. Rowe Price Associates, Inc.(1)	2,451,994	7.3%
100 East Pratt Street Baltimore, Maryland 21202
Barclays Global Investors, NA(2)	2,175,910	6.49%
Barclays Global Fund Advisors Barclays Global Investors, Ltd. 400 Howard Street San Francisco, California 94105
Royce & Associates LLC (3)	1,917,673	5.72%
1414 Avenue of the Americas New York, New York 10019

(1)	In a Schedule 13G filed with the SEC, T. Rowe Price Associates, Inc., an investment adviser, disclosed that as of December 31, 2008, it had sole voting power with respect to 786,300 shares of Common Stock and sole dispositive power with respect to 2,451,994 shares of Common Stock.

(2)	The above named persons collectively filed a Schedule 13G with Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, in which they disclaimed membership in a group. The Schedule 13G as filed with the SEC disclosed that as of December 31, 2008, Barclays Global Investors NA, a bank, had sole voting power with respect to 607,502 shares of Common Stock and sole dispositive power with respect to 722,351 shares of Common Stock; Barclays Global Fund Advisors, an investment advisor, had sole voting power with respect to 1,049,764 shares of Common Stock and sole dispositive power with respect to 1,431,166 shares of Common Stock; and Barclays Global Investors Ltd., a bank located at Murray House, 1 Royal Mint Court, London, EC3N 4HH, had sole dispositive power with respect to 22,393 shares of Common Stock.

(3)	In a Schedule 13G filed with the SEC, Royce & Associates LLC, an investment adviser, disclosed that as of December 31, 2008, it had sole voting power and sole dispositive power with respect to 1,971,673 shares of Common Stock.

Ownership by Our Directors and Executive Officers

Our Board of Directors has adopted stock ownership targets for our directors and executive officers to further align their interests with our stockholders. The target for non-management directors is a level of stock ownership that is five times their annual cash compensation as directors. The level of stock ownership for executive officers varies by position and their stock ownership targets are as follows: five times base salary for our Chief Executive Officer; three times base salary for our President; and two times base salary for other executive officers of ProAssurance. Directors and executive officers are encouraged to achieve these levels within the first five years of service.

The following table sets forth, as of March 31, 2009, information regarding the ownership of Common Stock by:

•	our executive officers named in the “Summary Compensation Table” under Executive Compensation which we refer to as the Named Executive Officers;

•	our directors; and

•	all of our directors and officers as a group.

	Amount and Nature
	of Beneficial	Percent
Stockholders	Ownership(1)	of Class

Directors
Victor T. Adamo, Esq., CPCU (2)(3)	98,134	*
Lucian F. Bloodworth (3)	6.973	*
Robert E. Flowers, M.D. (3)	30,999	*
William J. Listwan, M.D. (3)	9,615	*
John J. McMahon, Jr. (3)	7,701	*
Drayton Nabers, Jr.	4,329	*
W. Stancil Starnes (2)	129,426	*
John P. North (3)	7,084	*
Ann F. Putallaz (3)	15,756	*
William H. Woodhams, M.D. (3)	24,041	*
Wilfred W. Yeargan, M.D. (3)(4)	11,088	*
Other Named Executive Officers
Edward L. Rand, Jr., C.P.A.	55,413	*
Howard H. Friedman (5)	156,622	*
Darryl K. Thomas	75,704	*
All Directors and Officers as a Group (14 Persons) (2)(3)	684,482	2.0%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in the above table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information as to beneficial ownership of Common Stock has been furnished by the respective persons listed in the above table. The information excludes stock options and performance shares granted to executive officers, except for the number of shares that may be acquired pursuant to unexercised options on or before May 31, 2009 as indicated in note 2.

(2)	Includes 374,087 shares that may be acquired by all officers and directors as a group upon exercise of stock options on or before May 31, 2009. Of this amount the named officers and directors hold options for the following number of shares: Mr. Starnes — 104,000 shares; Mr. Adamo — 48,000 shares; Mr. Rand — 43,000 shares; Mr. Friedman — 135,000 shares; and Mr. Thomas — 27,500 shares. Also includes 3,345 shares beneficially held for the account of all officers and directors as a group in ProAssurance’s Retirement Plan, of which 1,320 shares are held for the account of Mr. Thomas.

(3)	Includes 6,595 shares subject to forfeiture by all officers and directors as a group under ProAssurance’s Stock Ownership Plan. Of this amount the named executive officers and directors hold the following: 470 shares in the account of each of Messrs. Adamo, Rand, Friedman, Thomas, Bloodworth, Flowers, McMahon, North, Yeargan and Ms. Putallaz, 353 shares in the account of Dr. Woodhams, 238 shares in the accounts of Mr. Starnes and Dr. Listwan and 126 shares in the account of Mr. Nabers.

(4)	Includes 300 shares held by Yeargan Family Investment Partnership, LLC; 4,812 shares due to Dr. Yeargan under provisions of the Medical Assurance, Inc. Deferred Compensation Plan. These shares were awarded to Dr. Yeargan for service prior to becoming a director of ProAssurance.

(5)	Includes 178 shares held in an individual retirement account for Mr. Friedman’s spouse.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We seek to offer competitive compensation that is designed to attract and retain qualified and motivated individuals and reward them based on performance. Our executive compensation includes three elements: base salary, annual incentive awards and long-term incentive awards. With the assistance of an outside consultant we use compensation information from a group of peer companies as a point of reference in reviewing our executive compensation. We use the peer group information to evaluate market practices with respect to the types and levels of compensation used by the peer group as well as the percentage that each element of executive compensation bears to total compensation. For purposes of this discussion, the term “executive” refers to our Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table on page 25 of this proxy statement.

We emphasize incentive compensation that rewards executives for performance and places the majority of their potential compensation at risk. The amount of an executive’s incentive compensation (annual incentive and long-term incentive compensation) at risk relative to their base salary is intended to be significant and in each case is intended to be at least 60% of total potential compensation for the executive. This reflects our objective to reward performance and to link those rewards to our strategic business objectives.

•	Our annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing current compensation based on annual corporate performance measures for all executives; compensation is also based on individual performance measures for executives other than the Chief Executive Officer and President.

•	Our long-term incentive compensation for executives is focused on long-term corporate growth, principally reflected as the increase in book value per share and in the market value of our shares.

Historically, we have placed greater emphasis on long-term incentive compensation as the predominant element of our executives’ at risk incentive compensation. Beginning in 2009, we implemented two significant changes in our long-term incentive compensation for executives. We have reduced the compensation potential of the long-term incentive compensation element and correspondingly increased the compensation potential for annual incentive compensation. The shift is designed to bring our compensation packages for executives more in line with market practices and to place the executive compensation more at risk relative to the achievement of specific annual corporate performance criteria. We have also substituted grants of restricted stock units for stock options as a component of our long-term incentive compensation for executives. We believe that the restricted stock units, which will be granted in connection with awards of performance shares, will be more effective than stock options because restricted stock units have both an upside and downside potential, thereby better aligning the financial interests of executives with our stockholders, and because the three year vesting requirement in the restricted stock units will promote the retention of our key executives. These shifts are designed to be cost neutral and are not intended to increase executive compensation cost beyond usual and customary increases.

Compensation Review Process

To aid in our evaluation of the reasonableness of our senior executive compensation and the competitiveness of such compensation with market practices, we use compensation data from a group of peer companies with respect to base salaries, annual incentive compensation and long-term incentive compensation payable to senior level executives. We use this information for the purpose of evaluating the reasonableness of our senior executive compensation and the competitiveness of such compensation with market practices. However, we do not attempt to benchmark our compensation to the peer group. The peer companies are publicly traded insurance companies that include: medical professional liability insurance companies that are in direct competition with ProAssurance; specialty insurance companies that are generally of equivalent size in terms of total assets, market capitalization and revenues; and insurance companies that compete for executive talent in the general vicinity in which ProAssurance’s executive offices are located. The peer group included the following companies’ in our evaluation of 2008 compensation:

Medical Professional Liability Insurance Companies. American Physicians Capital, Inc., FPIC Insurance Group, Inc. and SCPIE Holdings, Inc.

Specialty Insurance Companies. Alleghany Corporation; ARCH Capital Group Ltd.; Argonaut Group, Inc.; CNA Surety Corporation; Erie Indemnity Company; Harleysville Group Inc.; HCC Insurance Holding, Inc.; Horace Mann Educators Corporation; Infinity Property & Casualty Corporation; Markel Corporation; Mercury General Corporation; Montpelier Re Holding Ltd.; The Commerce Group, Inc., Philadelphia Consolidated Holding Corp.; Platinum Underwriters Holdings, Ltd.; RLI Corp.; Selective Insurance Group, Inc.; State Auto Financial Corporation; W. R. Berkley Corporation; and Zenith National Insurance Corp.

Local Insurance Companies. Protective Life Corporation and Alfa Corporation.

For 2009 compensation, the peer group remained substantially the same with the only change being the elimination of companies that were acquired (SCPIE Holding, Inc., The Commerce Group, Inc. and Alfa Corporation) and the addition of one new specialty insurer, Navigators Group. The Local Insurance Companies category originally included Protective Life Corporation and two additional locally based companies that no longer exist as publicly traded entities. The Compensation Committee has determined to drop the Local Insurance Companies category from future peer groups.

Our Compensation Committee retained Total Compensation Solutions (“TCS”) to assist the Committee in the evaluation of our executive compensation for the current year and the years covered in the Summary Compensation Table. With assistance of our senior management, TCS identified the list of peer companies, reviewed the list of companies for appropriateness, and compiled compensation data of the peer companies with respect to base salaries, annual incentive compensation, and long-term incentive compensation. TCS evaluated each element of ProAssurance’s executive compensation in comparison to the compensation information compiled from the peer companies.

In its capacity as compensation consultant for 2008 and 2009 compensation, TCS provided ProAssurance a compilation of financial data regarding the peer companies for the most recent calendar year and for the nine months period of the prior year. All of the medical professional liability insurers were smaller than ProAssurance in terms of total assets and market capitalization. According to the data provided by TCS, the specialty insurers included in the peer companies had total assets at year end ranging from $1.4 billion to $15.6 billion in 2006 and from $1.5 billion to $16.8 billion in 2007 as compared to ProAssurance’s total assets of $4.3 billion and $4.4 billion, respectively, and they had a market capitalization ranging from $0.5 billion to $3.6 billion in 2006 and from $0.6 billion to $4.9 billion in 2007 as compared to ProAssurance’s market capitalization of $1.1 billion and $1.8 billion, respectively.

Although we do not benchmark our compensation to the peer group, we believe that the peer companies are appropriate for comparing the reasonableness and competitiveness of its compensation levels for senior executives. All of the peer companies had positive operating income for the years ended December 31, 2006 and 2007 based on TCS’s data. The median revenues for all of the peer companies were $835 million as compared to ProAssurance’s revenue of $538 million for the nine months ended September 30, 2007, and $872 million as compared to ProAssurance’s revenue of $431 million for the nine months ended September 30, 2008. The median operating income for the peer companies was $206 million as compared to $172 million for ProAssurance for the nine months ended September 30, 2007, and $64 million as compared to $136 million for ProAssurance for the nine months ended September 30, 2008.

Our senior management provides the Compensation Committee information for use in developing its determinations on executive compensation in the following respects:

•	calculation of the incentive compensation payable to each of the senior executives in accordance with the performance criteria in the annual incentive award guidelines as approved by the Compensation Committee for that year;

•	analysis of the performance criteria in the annual incentive award guidelines for the current year in light of current corporate goals and objectives;

•	review and analysis of the performance criteria for performance shares to be granted as long-term incentive compensation in the current year in view of the long-term corporate goals and objectives;

•	calculation of the results of performance criteria and corresponding awards under maturing performance shares; and

•	estimate of the value of equity compensation under Statement of Financial Accounting Standards No. 123R (SFAS 123R).

Our senior management makes no recommendations with respect to compensation of the CEO. The Compensation Committee is exclusively responsible for making compensation recommendations as to changes in base salary for the CEO, the opportunity for payment of annual incentive compensation and the long-term incentive compensation to be granted to the CEO. All recommendations of the Compensation Committee with respect to the CEO compensation, which are subject to approval by the independent directors under the committee’s charter, were unanimously approved by the independent directors on our Board of Directors for the current year and all years reflected in the Summary Compensation Table.

Our CEO, with the assistance of the President, recommends to our Compensation Committee the appropriate changes in compensation for executive officers (other than the CEO) within the compensation framework established by the Compensation Committee. The CEO and President have access to TCS’s reports when making these recommendations. The Compensation Committee reviews these recommendations at a committee meeting usually held in February after the financial results of the prior year are reasonably certain. The Compensation Committee receives the recommendations of the CEO together with supporting material, and reviews this information along with the report of TCS. After analysis of the information, the Compensation Committee makes its decisions which are transmitted to the full board through the minutes of the Compensation Committee. The Compensation Committee accepted the recommendations of the CEO for the current year and all years covered in the Summary Compensation Table.

Chief Executive Officer

W. Stancil Starnes succeeded A. Derrill Crowe, M.D. as CEO in July 2007. Mr. Starnes received base salary during 2007 of $501,923. This amount reflects his employment with us beginning May 1, 2007 under an Employment Agreement that established his initial base salary at the rate of $750,000 per year. Also pursuant to the Employment Agreement, Mr. Starnes received a 2007 annual incentive award of $539,567 and a guaranty that his annual incentive award for 2008 would not be less than the amount equal to the base salary paid to him in 2008. Mr. Starnes was also granted 100,000 options effective upon his assuming the position of CEO on July 2, 2007. In establishing the economic terms of the Employment Agreement, the Compensation Committee and Board of Directors considered several factors including: the compensation being paid to Dr. Crowe as CEO which had been reviewed in February 2007 as a part of the 2007 executive compensation review; the compensation level of Mr. Starnes at the employment that he resigned to accept the CEO position at ProAssurance; the responsibilities and duties of the CEO of ProAssurance; and the overall executive compensation structure at ProAssurance.

Beginning in 2008, the employment agreement provides that Mr. Starnes will be paid a base salary (subject to a minimum of $750,000 in 2008); that he will be eligible for annual incentive compensation based on corporate objectives consistent with the criteria established for our other executives (subject to a minimum amount equal to 100% of his base salary in 2008); and that he will be granted long-term incentive compensation having a value on each date of grant of not less than $500,000. In 2008, the Compensation Committee and the independent directors approved compensation for Mr. Starnes consistent with the terms of his employment agreement.

Base Salary

Base salary for our executives is established and adjusted according to the following criteria: areas of responsibility, experience, annual rate of inflation and individual performance. In 2008, the base salary paid to our executives was approximately 40% of total direct compensation (the sum of base salary paid, annual incentive awards paid, and the value of long-term incentive compensation grants for financial reporting purposes). For 2009, the Compensation Committee increased Mr. Starnes’ base compensation by 3% to $803,400 and increased the base compensation of the other executives by 3%. The increases in base salary for 2009 are consistent with past practice.

Annual Incentive Compensation

Our annual incentive compensation program for executives proceeds from and assumes a base salary that is competitive in the market. Annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing significant “at risk” compensation opportunities for our executives and other selected key employees.

Annual incentive award targets are established during the first quarter for the current year and are expressed as a percentage of base salary. The Compensation Committee establishes guidelines for annual incentive compensation for executives and other key employees. The committee uses the guidelines to determine the annual incentive award for our CEO. Our CEO recommends annual incentive awards for the other executives pursuant to the guidelines and subject to the review and modification by the committee.

Annual incentive awards for executives have been primarily based on corporate performance. For executives other than the CEO and President, individual performance is also considered. The Compensation Committee assigns a target and a relative weight for each of the performance criteria in order to determine whether and to what extent the executive receives an award. Annual incentive awards are subject to increase or decrease to the extent actual performance is greater or less than the target guidelines and within the respective guidelines established by the Compensation Committee.

During the years covered in the Summary Compensation Table, the Compensation Committee used stock performance, operating income, and the combined ratio as the corporate performance measures. The CEO was eligible to receive an incentive award of up to 100% of his base salary and other named executive officers were entitled to receive incentive awards ranging from 60% to 70% of their base salaries if guidelines were achieved. In 2008, the committee approved certain changes to the weighting of the performance criteria in the annual incentive award guidelines to put more emphasis on operating income for all executives and to place more emphasis on objective goals and less emphasis on the subjective individual evaluation of those executives whose performance criteria include individual performance.

For 2009, the Compensation Committee implemented two significant changes to the method for computing annual incentive compensation for executives. As mentioned above, the committee approved changes that will allow executives the opportunity to earn a greater percentage of their total direct compensation as annual incentive compensation. This will be achieved by increasing the maximum percentage of base compensation that will be paid to an executive if the performance measures are achieved by an additional 25% so that the CEO’s percentage will increase from 100% to 125% of base salary and the percentages for the other executives will increase from a range of 60% to 70% to a range of 85% to 95% of their base salaries. In making these changes in the annual incentive award guidelines, the Compensation Committee determined that the goals and incentives are reasonable and consistent with past practice, related to the sound financial management of ProAssurance and do not involve unnecessary or excessive risk that would threaten the value of ProAssurance.

The Compensation Committee also approved changing the corporate performance measures for 2009 by eliminating operating income and increasing the weighting of our combined ratio as performance measures. The Compensation Committee also added policyholder retention as a performance measure. The reasons for these changes include the following: (i) operating income is a financial measure that is based in part on investment income (excluding realized investment gains and losses) which has become difficult to project in the current investment markets; (ii) the combined ratio is a traditional measure of “bottom line” economic success for a property and casualty insurance company that does not directly equate to forecasting earnings if publicly disclosed; and (iii) a retention goal is an appropriate “top line” measure that focuses on retaining policyholders that are already a part of ProAssurance and generating a profit for the company. A summary of the weighted percentage for each performance criteria and the performance guidelines in 2008 and 2009 follows:

	Stock		Operating		Combined Ratio		Retention		Indiv. Goals/
	Performance		Income		Performance		Goal		Evaluation
	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009

CEO/President	20%	20%	50%	N/A	30%	60%	N/A	20%	N/A	N/A
Other executives	20%	20%	35%	N/A	25%	40%	N/A	20%	20%	20%

•	Stock Performance — Stock performance is benchmarked against the SNL Property/Casualty Insurance Index for publicly traded property and casualty insurance companies, which is the peer group index used in our prior proxy statements. No credit is given if our stock performance is less than the index. Our stock performance must exceed the index by the percentage target at the end of the applicable year in order to receive the full weighted percentage for the stock performance criteria. Less than full credit is given if our stock performance exceeds the index but is less than the percentage target above the index. If our stock performance exceeds the target by more than the specified percentage, a maximum of up to 120% of the weighted percentage may be earned.

•	Operating Income (2008) — The operating income criteria was benchmarked against the diluted average income per share for the applicable year. Operating income is a non-GAAP financial measure that computes our net income (loss) without regard to realized capital gains and losses and guarantee fund assessments. The targeted net operating income per share for this performance element is established each year by the Compensation Committee based on corporate goals and objectives for the current year. No credit is given if our operating income per share does not meet a specified threshold. Less than the full weighted percentage is given if the increase in operating income is between the threshold amount and target. If our operating income is above the target, a maximum of up to 150% of the weighted percentage may be earned. The Compensation Committee may, in its discretion, take into consideration the effect of mergers, stock issuances and changes in accounting when evaluating this element.

•	Combined Ratio Performance — Our combined ratio (the loss ratio and expense ratio based on our GAAP annual income statement) must achieve or exceed the goals as established each year by the Compensation Committee. No credit is given if the ratio does not meet the threshold ratio; less than the full weighted percentage is given if the ratio is between the threshold ratio and the target ratio; and if the ratio is better than the target ratio, a maximum of up to 130% of the weighted percentage may be earned (150% in 2009).

•	Retention Goal (2009) — The retention goal focuses on the overall retention rate of physician insureds. Our focus on this element is on the long-term need to maintain a loyal policyholder base for our largest segment of business. For 2009, no credit is given if the percentage does not meet the threshold percentage; less than the full weighted percentage is given if the percentage is between the threshold percentage and the target percentage; and if the ratio is better than the target percentage, a maximum of up to 130% of the weighted percentage may be earned.

•	Individual Performance — This element involves a subjective evaluation of individual performance, which is principally based on the evaluation and recommendation of the CEO. We believe the subjective individual performance criteria is an appropriate measurement of incentive compensation for executives (other than the CEO and President) because it allows a significant percentage of the recommended annual incentive compensation to be based on a general assessment of the executive’s quality of performance, leadership effectiveness, and contribution to the success of the enterprise regardless of corporate performance. The incentive compensation for the CEO and President are based exclusively on corporate performance because the Compensation Committee believes that corporate performance is the most appropriate measurement for these positions.

For 2008, the targets for operating income and combined ratio were set at a level that was expected to result in achievement of a long-term average return on equity (ROE) of 12% to 14% in accordance with our current strategic goals for corporate growth. The stock performance element, while not directly related to ROE, provides a basis for a comparison of our performance with peer companies.

For 2008 the annual incentive compensation paid to our CEO was an amount equal to 100% of his base salary as required by his employment agreement. Annual incentive compensation paid to our other executives ranged from 60 to 70% of their base salary in 2008. The target goals for each of the corporate performance measures were exceeded in 2008. The target goals for each of the corporate performance criteria, as well as a comparison of the actual result, for 2008 are set forth under the table titled “Grants of Plan-Based Awards” in this proxy statement. The target goals for each of the corporate performance measures in 2009 are as follows: 25% above the SNL Property/Casualty Insurance Index (stock performance); 98% combined ratio; and 85% retention rate.

In 2008, our stockholders approved the ProAssurance Corporation 2008 Annual Incentive Compensation Plan. The 2008 Annual Incentive Compensation Plan was designed to permit annual incentive awards made in the future to qualify as performance based compensation under Code Section 162(m). Under Code Section 162(m), no federal income tax deduction is allowed for annual compensation in excess of $1 million paid to the chief executive officer and other executives named in the “Summary Compensation Table” included in our proxy statement unless the excess compensation is considered performance based compensation. Annual incentive compensation awards for years after 2008 will be paid under the 2008 Annual Incentive Plan. This will allow us to pay annual incentive compensation at a level that is more in line with the peer group findings of TCS and shift more weight in our incentive compensation to short term incentives, as outlined above, without being subject to the limitations imposed by Code section 162(m).

Long-Term Incentive Compensation

Our long-term incentive compensation is intended to align the interests of our executives with the interests of our stockholders by rewarding long-term corporate performance and increases in share value. Stock options granted under stockholder-approved equity incentive plans were the exclusive long-term incentive compensation provided to our executives in years prior to 2006. Beginning in 2006, we have used a combination of options and performance shares. In 2009, the committee elected to continue to grant performance shares and to grant restricted stock units (RSUs) in place of options. The proportion will be two-thirds performance shares and one-third RSUs for each executive with the number of units of each depending upon the executive’s position in the organization. We believe that the combination of performance shares and RSUs will continue to align our executives with the stockholders by providing equity compensation based on our long-term objective of growth in stockholder value. The performance shares will reward executives if corporate value is enhanced through achievement of either the “Total Return” or the “Economic Value Added” as performance measures, as discussed further below. Further, the RSUs will enhance executive retention as executives will have an incentive to remain employed during the vesting period to obtain the RSUs even if the stock price declines.

We believe an effective long-term incentive compensation program is necessary to attract and retain well qualified and experienced executives and other key employees. In establishing the amount of our annual grants of long-term incentive compensation, we consider past practice, recommendations of the compensation consultant and the value of the award (including the value attributable to the award for financial reporting purposes). In 2009, the Compensation Committee reduced the percentage of compensation allocated to long-term incentive compensation by 25%. We monitor the level of awards based on the findings of our compensation consultant and we believe that our long-term incentive opportunities are appropriate when compared to awards made available to executives at our peer companies.

Our practice over the last five years has been to make long-term incentive grants to our current executives and other key employees at the first meeting of the Compensation Committee in each fiscal year which is usually held in

February after the financial results of the prior year are reasonably certain. Where a market price is required, long-term grants (which include options) are priced on a date that the window for trading in our Common Stock re-opens after the prior year end earnings have been released. We believe that pricing the grants at this time is most appropriate since the market is then in possession of our earnings and any other material information. We occasionally make long-term grants at other meetings of the Board of Directors, for example, when we retain new senior level executives.

Performance shares are based on pre-established performance criteria that must be obtained over a period of three years. Each executive is granted a target and maximum award expressed as a number of shares of our Common Stock. Performance shares will be paid to executives if at the end of the three year measurement period either of the following performance criteria is achieved:

•	Total Return — Total return measures our stock’s performance in comparison to the SNL Property/Casualty Insurance Index, which is the index we have used to compare our performance to other public insurance companies. If performance is equal to the index, 75% of Target Award is earned; if our stock performance is 10% greater than the index, 100% of Target Award is achieved; and, if our stock performance is 20% greater than the index, then 125% of Target Award is achieved.

•	Economic Value Added — Economic value added measures the compound annual growth rate, or CAGR, in book value per common share (excluding SFAS 115 adjustments for unrealized gains and losses). If CAGR is equal to at least 10%, the target award is earned. If CAGR is equal to at least 7.5%, 75% of the target award is earned and if CAGR is equal to 15% or more, 125% of the target award is earned.

We will begin awarding RSUs in 2009. Each RSU will be equal to one share of Common Stock and will be subject to a three year restricted period. RSUs will vest generally after three years from the date of grant if the grantee remains continuously employed with ProAssurance or a subsidiary.

In 2008, our stockholders approved the ProAssurance Corporation 2008 Equity Incentive Plan which replaced the 2004 Equity Incentive Plan. Beginning in 2009, long-term incentive compensation awards will be granted under the 2008 plan. The 2008 Equity Incentive Plan was structured so that performance shares and stock options granted to executives will qualify as performance based compensation under Code Section 162(m). RSUs will not qualify as performance based compensation under Code Section 162(m)

Other Compensation

Executive perquisites are not intended to be a material element of compensation for executives. Our executives participate in our qualified retirement plan on terms generally available to our employees. In addition, we have adopted a non-qualified deferred compensation plan for executives and other highly compensated employees that provides for a matching contribution with respect to deferrals by employees whose base compensation exceeds the compensation limit established by the Code for qualified retirement plans. The matching contributions are comparable to the employer contributions to our qualified retirement plan within the compensation limits under the Code.

Post-Termination and Change of Control Compensation

We offer executives severance compensation in the event we terminate the executive without cause or the executive terminates his or her employment for good reason. The severance agreements are intended to aid in recruitment and retention of qualified executives.

We believe that severance protection, particularly in the context of a change of control transaction, plays a valuable role in attracting and retaining key executives. Our general approach has been to avoid employment agreements (for executive officers other than the CEO) and to rely on severance agreements to define the terms of severance when an executive is involuntarily terminated without cause or elects to terminate for good reason. In change of control situations, severance agreements provide key executives with a level of comfort that allows them to devote their energies to the completion of the transaction for the benefit of the stockholders. In other situations, severance agreements facilitate changes in management by providing for a clean departure of terminated executives with a pre-negotiated set of benefits that are acceptable to all parties.

We have provided for severance benefits in our employment agreements with our CEO and in severance agreements with other key executives (including our other named executive officers) in the amounts reflected in the table on page 35 of this proxy statement. The terms of the severance agreements with executives other than our CEO generally provide for severance compensation in an amount equal to the executive’s base salary and average annual incentive compensation if we terminate the executive without cause or the executive resigns for good reason. However, an executive will be entitled to twice that amount if the executive is terminated without cause or resigns for good reason within two years after the occurrence of a change of control. The severance agreements retain the “double trigger” for the payment of the increased benefits, e.g. a change of control must occur and the executive must be terminated without cause or must terminate for good reason after the change of control. Executives are required to sign a general release of claims as a condition to the receipt of severance benefits, and the employment and severance agreements include the executive’s covenant not to compete with our insurance subsidiaries. Severance compensation is paid in monthly installments during the life of the covenant and is subject to forfeiture if an executive breaches the covenant.

The employment agreement with Mr. Starnes was the result of arms length negotiations prior to his employment. The severance benefits under his employment agreement differ from the other executives’ severance agreements in two respects: the severance compensation is payable in an amount equal to his annual base salary for the remainder of the term of his employment (currently 60 months); and the severance compensation is payable to him in lump sum upon a change of control.

We are required to reimburse an executive (including the CEO) for the excise tax that is payable by the executive if the severance benefits paid after a change of control are deemed to be “excess parachute payments” under Code Section 280G. Although the severance benefits payable after a change of control are substantially below the threshold of three times annual compensation, the calculation of severance benefits for purposes of Code Section 280G includes the value of benefits accelerated on a change of control under other compensation arrangements. Because the applicability of Code Section 280G has varied among the executives based on the amount of outstanding equity compensation grants and the rate of exercise of those benefits, the inclusion of the 280G reimbursement provision was considered appropriate to avoid the unintended reduction in severance benefits as a result of the acceleration of benefits on the occurrence of a change of control transaction.

We believe the level of our severance benefits for executives is appropriate. We are familiar with the level of severance benefits that were made available to executives of professional liability insurance companies that we have acquired, such as NCRIC Corporation and ProAssurance Wisconsin Insurance Company, and are generally familiar with the levels of severance benefits offered to executives by other insurance companies in our industry. As part of the NCRIC Corporation transaction in 2005, the Insurance Commissioner of the District of Columbia required us to provide a survey demonstrating the reasonableness of NCRIC Corporation’s change of control and severance benefits as a condition to the approval of the transaction. The survey was performed by TCS, and it supported our belief that our severance benefits are reasonable with respect to industry standards.

Report of Our Compensation Committee

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:
Wilfred W. Yeargan, Jr. Chairman
Robert E. Flowers, M.D.
William J. Listwan, M.D.
John J. McMahon, Jr.
March 22, 2009

Compensation Committee Interlocks and Insider Participation

No executive officer of ProAssurance served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board) of another entity, one of whose executive officers served on the compensation committee of ProAssurance. No executive officer of ProAssurance served as a director of another entity, one of whose executive officers served on the compensation committee of ProAssurance.

Compensation of Executive Officers

The following table sets forth a summary of the compensation paid or accrued by ProAssurance and its subsidiaries during the last fiscal year with respect to ProAssurance’s principal executive officer, principal financial officer and the three other most highly compensated persons considered to be executive officers or their equivalent. The individuals required to be included in the table are referred to as the “Named Executive Officers.”

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation(3)	Earnings	Compensation	Total
Name and Principal Position	Year	($)	(3)($)	(4)(5)($)	(6)($)	($)	($)	(7)($)	($)

W. Stancil Starnes	2008	773,077	—	155,255	329,840	780,000	—	142,353	2,174,525
Chief Executive Officer(1)(2)	2007	501,923	—	—	1,764,311	539,567	—	47,229	2,853,030
Edward L. Rand, Jr.	2008	402,692	25,000	331,358	299,283	243,000	—	56,502	1,357,835
Chief Financial Officer and	2007	391,077	—	146,643	272,004	215,000	—	55,360	1,078,084
Senior Vice President	2006	373,846	24,000	90,941	221,394	191,000	—	104,623	1,005,804
Victor T. Adamo,	2008	511,539	—	396,515	247,380	360,500	—	75,578	1,591,512
President(1)	2007	498,846	—	177,433	553,290	398,825	—	80,979	1,709,373
	2006	493,846	—	113,042	618,105	350,138	—	67,240	1,642,371
Howard H. Friedman	2008	433,015	25,000	331,690	335,523	261,000	—	65,323	1,451,551
Chief Underwriting Officer and	2007	422,615	—	148,975	350,544	231,125	—	71,335	1,224,594
Actuary and Senior Vice President	2006	405,384	—	95,273	334,784	198,875	—	56,774	1,091,090
Darryl K. Thomas	2008	390,384	24,000	331,690	261,273	237,000	—	65,640	1,309,986
Chief Claims Officer and	2007	369,231	—	148,975	255,144	209,625	—	47,978	1,030,953
Senior Vice President	2006	338,462	—	95,273	221,959	193,500	—	47,347	896,541

(1)	Management directors of ProAssurance do not receive any additional compensation, whether cash, stock or otherwise, in their capacity as directors.

(2)	Mr. Starnes was employed by ProAssurance on May 1, 2007, and succeeded A. Derrill Crowe, M.D. as the Chief Executive Officer of ProAssurance on July 2, 2007.

(3)	The bonus compensation reflects a discretionary bonus paid to Named Executive Officers for services that exceeded the amount he earned pursuant to the Annual Incentive Award Guidelines for the applicable years. The Non-Equity Incentive Plan Compensation reflects the amount paid under the Annual Incentive Award Guidelines for 2008, 2007 and 2006. The bonus and non-equity incentive plan compensation payable to Named Executive Officers is denominated in dollars and is payable in cash and Common Stock. The shares of Common Stock are issued as stock awards under the ProAssurance 2004 Equity Incentive Plan (2006 and 2007) and the 2008 Equity Incentive Plan (2008) and are valued on the closing price of a share on the NYSE on the date of the award — $47.70 on February 26, 2009; $54.28 on February 28, 2008 and $51.28 on March 7, 2007. The bonus and non-equity incentive plan compensation includes the following number of shares of Common Stock for the Named Executive Officers: Mr. Starnes — 8,175 shares in 2008 and 4,625 shares in 2007; Mr. Rand — 2,245 shares in 2008, 1,845 shares in 2007 and 1,942 shares in 2006; Mr. Adamo — 3,020 shares in 2008, 3,420 shares in 2007 and 3,163 shares in 2006; Mr. Friedman — 2,395 shares in 2008, 1,985 shares in 2007 and 1,796 shares in 2006; and Mr. Thomas — 2,185 shares in 2008, 1,800 shares in 2007 and 1,748 shares in 2006.

(4)	The shares acquired with grant proceeds under Amended and Restated ProAssurance Corporation Stock Ownership Plan are treated as stock awards in the Summary Compensation Table. The Stock Ownership Plan provides for employee contributions and matching grants from ProAssurance that are used to purchase shares of ProAssurance’s Common Stock in the open market for the account of participating employees prior to vesting. The amounts reflected in the table represents the expense incurred in 2008, 2007 and 2006 in accordance with

SFAS 123R for the matching grants made to the Named Executive Officers in 2008, 2007 and 2006 and prior years as follows: Mr. Starnes — $6,000 in 2008; Mr. Rand — $5,668 in 2008, $3,668 in 2007 and $1,668 in 2006; Mr. Adamo — $6,000 in 2008 and $6,000 in each of 2007 and 2006; Mr. Friedman — $6,000 in each of 2008, 2007 and 2006; and Mr. Thomas — $6,000 in each of 2008, 2007 and 2006. For information on the grants made under this plan in 2008, see the “Grants of Plan-Based Awards” table.

(5)	The performance shares are also treated as stock awards in the Summary Compensation Table. The performance shares granted are earned if one of the two criteria is achieved during the period ending three years after the award is granted. The value of performance shares represents the expense incurred in 2008, 2007 and 2006 in accordance with SFAS 123R for the shares expected to be earned based on their closing market price on the date of grant ($54.28 on February 28, 2008, $51.48 on March 7, 2007 and $51.38 on March 8, 2006) as follows: Mr. Starnes — $149,255 in 2008; Mr. Rand — $325,690 in 2008, $142,975 in 2007 and $89,273 in 2006; Mr. Adamo — $390,515 in 2008, $171,433 in 2007 and $107,042 in 2006; Mr. Friedman — $325,690 in 2008, $142,975 in 2007 and $89,273 in 2006; and Mr. Thomas — $325,690 in 2008, $142,975 in 2007 and $89,273 in 2006. These amounts reflect ProAssurance’s accounting expense for performance shares and do not correspond to actual value that will be recognized by the Named Executive Officers, which depends on the achievement of the specified performance criteria over the performance period and the market value of a share of ProAssurance Common Stock at the end of the performance period. The performance criteria are discussed in the Compensation Discussion and Analysis on page 17 of this proxy statement. For a description of the assumptions used in the calculation of the value of the performance shares, we refer you to Note 13 — Stock Options and Share-Based Payments in the Notes to the consolidated financial statements included in ProAssurance’s Form 10-K for the year ended December 31, 2008.

(6)	The table reflects the expense incurred in 2008, 2007 and 2006 in accordance with SFAS 123R for options granted as incentive compensation in 2008, 2007 and 2006 and prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and include the fair value of all vested and unvested options granted to Messrs. Starnes and Adamo because they are eligible for retirement. For information on the valuation assumptions with respect to the calculation of the options expensed in 2008, 2007 and 2006, we refer you to Note 13 — Stock Options and Share-Based Payments in the Notes to the consolidated financial statements included in ProAssurance’s Form 10-K for the year ended December 31, 2008. For information on options granted in 2008, see the “Grants of Plan-Based Awards” table. These amounts reflect ProAssurance’s accounting expense for these options and do not correspond to the actual value that will be recognized by the Named Executive Officer.

(7)	Other compensation in 2008 includes the amounts set forth in the following table:

		Nonqualified
		Deferred
	Qualified	Compensation Plan	Bonus and Service
	Retirement Plan ($)	($)	Awards ($)	Perquisites ($)

W. Stancil Starnes	23,000	59,840	325	59,188
Edward L. Rand, Jr.	23,000	19,901	325	13,277
Victor T. Adamo	23,000	38,196	325	14,057
Howard H. Friedman	23,000	28,134	2,914	13,865
Darryl K. Thomas	23,000	28,571	325	13,744

Perquisites include group health, life and disability insurance, individual life and disability policies, and personal use of the corporate aircraft. The perquisites include $47,666 for Mr. Starnes for personal use of the corporate aircraft as the aggregate incremental cost for his personal use. The compensation attributable to personal use was computed by multiplying the number of hours the airplane was used for his personal benefit by the amount of the variable expenses incurred in the use of the airplane per flight hour. The variable expenses per flight hour was calculated by dividing the total flight hours during each year into the sum of the variable expenses incurred (e.g., fuel, airport charges, travel and lodging expense for the crew during such year) and the tax effect resulting from the nondeductibility of these expenses. As was the case in 2006 and 2007, the cost of the loss of the tax deduction was spread over the personal use hours instead of all hours of usage in 2008.

GRANTS OF PLAN-BASED AWARDS

									All
								All	Other
								Other	Option
								Stock	Awards:	Exercise
		Estimated Possible Payouts			Estimated Future Payments			Awards:	Number of	or Base
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number of	Securities	Price of
		Plan Awards(2)			Awards			Shares of	Underlying	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards
Name	Date(1)	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/Sh)

W. Stancil Starnes	2/28/08			780,000
	2/28/08				5,000	6,666	8,333
	3/3/08							112
	2/28/08								20,000	54.28
Edward L. Rand, Jr.	2/28/08			243,000
	2/28/08				3,130	4,170	5,210
	3/3/08							112
	2/28/08								12,500	54.28
Victor T. Adamo	2/28/08			360,500
	2/28/08				3,750	5,000	6,250
	3/3/08							112
	2/28/08								15,000	54.28
Howard H. Friedman	2/28/08			261,000
	2/28/08				3,130	4,170	5,210
	3/3/08							112
	2/28/08								12,500	54.28
Darryl K. Thomas	2/28/08			237,00
	2/28/08				3,130	4,170	5,210
	3/3/08							112
	2/28/08								12,500	54.28

(1)	All awards were recommended by the Compensation Committee at its meeting on February 21, 2008, with a specified grant date of February 28, 2008 (the date that the window for trading in our Common Stock opened after the prior year-end earnings were released). As required by the Compensation Committee Charter, the independent directors ratified the recommendation for the awards granted to the CEO at the meeting of the Board of Directors on March 12, 2008, at which the independent directors also ratified the recommendations for the awards granted to the other Named Executive Officers.

(2)	The Compensation Committee uses certain performance criteria as a guideline in making its recommendations for annual incentive compensation. Each element of the performance criteria has a minimum achievement level. No incentive compensation is payable with respect to a performance criteria if a minimum is not achieved. The non-equity incentive plan awards are discussed in more detail beginning on page 28 of this proxy statement.

We have awarded equity compensation to our Named Executive Officers under two different plans: the ProAssurance Corporation 2004 Equity Incentive Plan and the ProAssurance Corporation Amended and Restated Stock Ownership Plan. The 2004 Equity Incentive Plan was designed to further our long-term growth profitability by offering proprietary interests in the company to those key officers, employees, consultants and directors who will be largely responsible for such growth, and to enhance our ability to retain such persons through long-term incentive compensation in the form of proprietary interests in ProAssurance. We originally reserved 2,500,000 shares of Common Stock reserved for awards under the 2004 Equity Incentive Plan. This number is subject to adjustment to reflect any increase or decrease in the number of Common Stock shares outstanding resulting from: stock split or stock dividend on the shares; a recapitalization or reclassification of the shares; or a merger or consolidation. No participant may receive awards for more than 250,000 shares of our Common Stock (or their equivalent) in any year under the 2004 Equity Incentive Plan. The Compensation Committee has the authority to make the following types of equity-based awards under the 2004 Equity Incentive Plan: (1) performance shares; (2) stock options; (3) stock appreciation rights; (4) restricted stock; (5) restricted units; and (6) other stock based awards.

The 2008 Equity Incentive Plan was approved by our stockholders at the 2008 annual meeting to replace the 2004 Equity Incentive Plan. The Compensation Committee has determined that no new awards will be granted under the 2004 Equity Incentive Plan after December 31, 2008. The 2008 Equity Incentive Plan has terms and conditions similar to those of the 2004 Equity Incentive Plan. We reserved 2,000,000 shares of Common Stock under the 2008 Equity Incentive Plan, subject to adjustment to reflect any increase or decrease in the number of Common Stock shares outstanding resulting from: stock split or stock dividend on the shares; a recapitalization or reclassification of the shares; or a merger or consolidation. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2008 Equity Incentive Plan. The Compensation Committee has the authority to make the same types of equity-based awards as under the 2004 Equity Incentive Plan, as listed above.

Non-Equity Incentive Plan Awards.  The amounts in this column reflect the incentive compensation payable to the Named Executive Officers under the 2008 Annual Incentive Award Guidelines as recommended by the Compensation Committee and ratified by the Board of Directors at its meeting on March 12, 2008. Incentive awards are expressed as a percentage of base salary. The Named Executive Officers were eligible to receive the following percentages of their respective base salaries as their targeted incentive compensation for 2008: Mr. Starnes — 100%; Mr. Adamo — 70%; Mr. Rand — 60%; Mr. Friedman — 60%; and Mr. Thomas — 60%. Annual incentive awards are based on corporate performance and individual performance (other than Messrs. Starnes and Adamo) and each of the criteria are assigned a percentage share of the annual incentive compensation as described under “Executive Compensation — Annual Incentive Compensation” beginning on page 20 of this proxy statement. A threshold and a target are established for each performance criteria. The Compensation Committee uses these performance criteria as guidelines in determining the amount of annual incentive compensation to be paid to the Named Executive Officers. If the threshold is met but the target is not achieved for any of the performance criteria, the Compensation Committee may reduce the incentive compensation below the targeted amount; conversely, if the target for any of the performance criteria is exceeded, the Compensation Committee may increase the incentive compensation up to a maximum pre-established percentage of base salary. The target goals for each of the performance criteria in 2008 and the credit given for each of the corporate performance criteria are set forth below.

	2008	2008	2008
Performance Criteria	Target	Actual	Credit

Stock Performance (Percentage above Index)	25%	45%	120%
Operating Income (1) (diluted weighted average income per share)	$4.35	$6.07	150%
Combined Ratio	98%	68%	130%

(1)	Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income thus excludes the after-tax effects of realized investment gains or losses, guaranty fund assessments and the results of accounting changes, and we believe presents a more appropriate view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of net realized investment losses incurred in 2008. The table on the following page is a reconciliation of Net Income to Operating Income.

Reconciliation of Net Income to Operating Income (in thousands)

Year Ended December 31,
2008

Net Income	$177,725
Adjustments, net of tax effects:
Add:
Net Realized Investment Losses	33,093
Guaranty Fund Assessments	—
Subtract:
Net Realized Investment Gains	—
Guaranty Fund Recoupments	867
Debt Retirement Gain	2,971

Operating Earnings	$206,980

Per diluted common share:
Net Income	$5.22
Effect of adjustments	$0.85

Operating Income per diluted common share	$6.07

The annual incentive compensation paid to the Named Executive Officers in 2009 for 2008 is reflected in the Summary Compensation Table. The annual incentive compensation comprised the following percentages of base salary of the senior executive officers: Starnes — 100%; Rand — 60%; Adamo — 70%; Friedman — 60%; and Mr. Thomas — 60%. We used the shares of Common Stock reserved for issuance under our 2008 Equity Incentive Plan to fund the stock portion of our 2008 annual incentive payments.

Equity Incentive Plan Awards.  The Compensation Committee has granted performance shares to the Named Executive Officers and our senior executives. The performance shares are included in the table as Estimated Future Payments under “Equity Incentive Plan Awards.”

A performance share is the equivalent of one share of Common Stock which becomes vested and nonforfeitable upon the attainment of performance objectives established by the Compensation Committee. The Compensation Committee establishes the performance objectives and the length of the performance period to attain such objectives at the time a performance share is awarded. The Compensation Committee may prescribe different conditions for different participants, but the performance objectives for performance shares awarded to a participant must relate to at least one of the following criteria which may be based on the performance of ProAssurance or a subsidiary or a business segment (either alone or on a comparative basis relative to other companies): (1) income per share; (2) return on equity; (3) economic value added; (4) total return; (5) sales or revenues; or (6) other reasonable bases. The Compensation Committee determines whether the performance objectives for performance shares have been attained at the end of each participant’s performance period, or if one or more interim periods are authorized by the Compensation Committee, at the end of an interim period within the relevant performance period. If the Compensation Committee determines that such performance objectives have been obtained, the participant will be entitled to receive payment for each performance share in an amount equal to the value of one share of our Common Stock on the date of payment. In 2008, the Board of Directors, on the recommendation of the Compensation Committee, granted performance shares to the Named Executive Officers. The performance criteria are described in the discussion under “Executive Compensation — Long-Term Incentive Compensation” on page 22 of this proxy statement. The performance shares are payable if either of the following performance criteria are met in the three year period ending December 31, 2010.

All Other Stock Awards.  The ProAssurance Corporation Amended and Restated Stock Ownership Plan, or the stock ownership plan, is a stock purchase plan that allows all of our employees and directors who have completed six months or more of service to contribute funds through periodic payroll deductions, or through a single lump sum deposit, for the purchase of shares of our Common Stock in ordinary brokerage transactions in the open market. Under the terms of our stock ownership plan, we make matching contributions match an amount equal to 100% of the first $2,000 contributed by a participating employee during a calendar year and 50% of the next $8,000 contributed by a participating employee in such calendar year. Employees may receive a matching contribution if previously owned shares are contributed to the plan in lieu of cash. The proceeds from our matching contributions are used to purchase shares of our Common Stock in the open market. The shares purchased with our matching contributions are held for the account of each participant. Shares purchased with matching contributions vest after three years unless the participant terminates employment by reason of his or her disability, death or retirement or there is a “change of control” of ProAssurance.

The shares purchased with our contributions for Named Executive Officers in 2008 are reflected in the table under “Other Stock Awards: Number of Shares or Units.”

All Other Option Awards.  The Board of Directors has granted stock options to the Named Executive Officers and other key employees of ProAssurance and its subsidiaries under the 2004 Equity Incentive Plan. The exercise price for each option must not be less than 100% of the market value of a share of our Common Stock on the date of grant. Under the terms of the 2004 Equity Incentive Plan the stock options become exercisable in five equal annual installments or at such other time(s) as may be specified by the Compensation Committee at the time of grant.

At the February 21, 2008 meeting, the Compensation Committee recommended that options be granted to the Named Executive Officers as of February 28, 2008 (being the date that the window for trading in ProAssurance Common Stock re-opened after the year-end 2007 earnings release) and the Board of Directors ratified the recommendation. These options vest and become exercisable at the rate of 20% per year commencing six months after the date of grant. Unvested options accelerate and become exercisable upon termination of employment by reason of death or retirement and upon a change of control. The options granted to the Named Executive Officers are reflected in the table as “All Other Option Awards: Number of Securities Underlying Options.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
	Option Awards(1)							Awards:	or Payout
			Equity					Number of	Value of
			Incentive				Market	Unearned	Unearned
			Plan			Number	Value of	Shares,	Shares,
			Awards:			of Shares	Shares or	Units or	Units or
	Number of	Number of	Number of			or Units	Units of	Other	Other
	Securities	Securities	Securities			of Stock	Stock	Rights	Rights
	Underlying	Underlying	Underlying			That	That	That	That
	Unexercised	Unexercised	Unexercised	Option		Have	Have	Have	Have
	Options	Options	Unearned	Exercise	Option	Not	Not	Not	Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(2)	($)	(#)(3)	($)

W. Stancil Starnes	7/2/07 - 100,000	—	—	56.15	7/2/17	—	—	—	—
	2/28/08 - 4,000	2/28/08 - 16,000	—	54.28	9/1/18	3/1/08 - 112	5,911	3/6/08 - 8,333	439,816
Edward L. Rand, Jr.	11/9/04 - 8,000	11/9/04 - 2,000	—	36.46	11/9/14	—	—	—	—
	3/9/05 - 20,000	3/9/05 - 5,000	—	41.15	3/9/15	—	—	—	—
	3/8/06 - 7,500	3/8/06 - 5,000	—	51.38	3/8/16	3/1/06 - 114	6,017	3/8/06 - 5,210	274,984
	3/7/07 - 5,000	3/7/07 - 7,500	—	51.48	3/7/17	3/1/07 - 117	6,175	3/7/07 - 5,210	274,984
	2/89/08 - 2,500	2/28/08 - 10,000	—	54.28	9/1/18	3/1/08 - 112	5,911	3/6/08 - 5,210	274,984
Victor T. Adamo	3/9/05 - 30,000	3/9/05 - 7,500	—	41.15	3/9/15	—	—	—	—
	3/8/06 - 9,000	3/8/06 - 6,000	—	51.38	3/8/16	3/1/06 - 114	6,017	3/8/06 - 6,250	329,875
	3/7/07 - 6,000	3/7/07 - 9,000	—	51.48	3/7/17	3/1/07 - 117	6,175	3/7/07 - 6,250	329,875
	2/28/08 - 3,000	2/28/08 - 12,000	—	54.28	9/1/2018	3/1/08 - 112	5,911	3/6/08 - 6,250	329,875
Howard H. Friedman	1/15/02 - 50,000	—	—	16.80	1/15/12	—	—	—	—
	3/3/03 - 25,000	—	—	22.00	3/3/13	—	—	—	—
	3/10/04 - 25,000	—	—	33.28	3/10/14	—	—	—	—
	3/9/05 - 20,000	3/9/05 - 5,000	—	41.15	3/9/15	—	—	—	—
	3/8/06 - 7,500	3/8/06 - 5,000	—	51.38	3/8/16	3/1/06 - 114	6,017	3/8/06 - 5,210	274,984
	3/7/07 - 5,000	3/7/07 - 7,500	—	51.48	3/7/17	3/1/07 - 117	6,175	3/7/07 - 5,210	274,984
	2/28/08 - 2,500	2/28/08 - 10,000	—	54.28	9/1/2018	3/1/08 - 112	5,911	3/6/08 - 5,210	274,984
Darryl K. Thomas	3/3/03 - 2,500	—	—	22.00	3/3/13	—	—	—	—
	3/10/04 - 5,000	—	—	33.28	3/10/14	—	—	—	—
	3/9/05 - 5,000	3/9/05 - 2,500	—	41.15	3/9/15	—	—	—	—
	3/8/06 - 7,500	3/8/06 - 5,000	—	51.38	3/8/16	3/1/06 - 114	6,017	3/8/06 - 5,210	274,984
	3/7/07 - 5,000	3/7/07 - 7,500	—	51.48	3/7/17	3/1/07 - 117	6,175	3/7/07 - 5,210	274,984
	2/28/08 - 2,500	2/28/08 - 10,000	—	54.28	9/1/2018	3/1/08 - 112	5,911	3/6/08 - 5,210	274,984

(1)	Table reflects date of grant for each option award. Option awards granted prior to 2005 were granted under the ProAssurance Corporation Incentive Compensation Stock Plan adopted in 1995. Option Awards granted in or after 2005 were granted under the ProAssurance Corporation 2004 Equity Incentive Plan. Except for the fully vested options granted to Mr. Starnes in connection with his employment, the options vest over five years commencing six months after date of grant at the rate of 20% per year and terminate ten years after the date of grant.

(2)	The Stock Awards not vested reflect the number of shares purchased with matching contributions made by ProAssurance under the terms of the Amended and Restated Employee Stock Ownership Plan. The matching contributions are made in March of each year and are applied to the purchase of shares of our Common Stock in the open market. The date of purchase is reflected as the date of grant. The shares fully vest three years after the date of grant if the plan participant is employed by ProAssurance or a subsidiary during such three year period. Vesting of the shares is accelerated upon the death, disability or retirement of plan participant or upon a change of control of ProAssurance.

(3)	The Equity Incentive Plan Awards reflect the performance shares granted to the Named Executive Officers under the 2004 Equity Incentive Plan. The performance shares vest if ProAssurance achieves performance criteria discussed under “Executive Compensation — Long-Term Incentive Compensation” on page 22 of this proxy statement during the three year period commencing on the date of grant. The number of unearned performance shares assumes the Named Executive Officer will earn the maximum number of performance shares.

OPTION EXERCISES AND STOCK VESTED
(During Last Completed Fiscal Year)

	Option Awards(1)
	Number of Shares		Stock Awards(2)
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

W. Stancil Starnes	—	—	—	—
Edward L. Rand, Jr.	—	—	—	—
Victor T. Adamo	37,500	779,925	143	7,480
Howard H. Friedman	—	—	143	7,480
Darryl K. Thomas	—	—	143	7,480

(1)	The value realized on exercise of options reflects the difference between the exercise price for the shares of our Common Stock purchased on the exercise of an outstanding option and the market price of such shares of Common Stock based on the closing price of a share of our Common Stock on the NYSE on the date of exercise. Options surrendered in “cashless” exercises are valued in this table as if they were exercised and sold on the date of exercise.

(2)	The shares acquired on vesting are the shares of our Common Stock that have been purchased with ProAssurance’s matching contributions under the Amended and Restated Employee Stock Ownership Plan. The value realized reflects the market price of the vested shares on the third anniversary of the purchase of the shares under the plan.

NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	2008	2008	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

W. Stancil Starnes	55,000	59,840	(11,599)	—	103,241
Edward L. Rand, Jr.	27,000	19,911	(46,266)	—	113,598
Victor T. Adamo	103,100	38,196	(101,788)	—	293,192
Howard H. Friedman	80,500	28,134	(96,293)	—	226,682
Darryl K. Thomas	128,846	28,571	(34,731)	—	364,912

Effective January 1, 2005, we adopted the Executive Nonqualified Excess Plan of ProAssurance Group, or the deferred compensation plan, for the benefit of eligible employees and directors. The employees eligible to participate in the plan are vice presidents and above of ProAssurance and any other employees whose annual compensation exceeds $95,000 (adjusted for future cost of living increases made to the similar dollar limit that applies to the definition of “highly compensated employee” found in the Internal Revenue Code).

Under the deferred compensation plan, an eligible employee may elect to defer up to 75% of his or her base salary. A director may elect to defer up to 100% of his or her director fees or other cash compensation. Effective January 1, 2006, we amended our deferred compensation plan to provide for additional matching employer contributions on behalf of employees whose base compensation exceeds our qualified plan’s compensation limit. For these employees, we match salary reductions in an amount up to 10% of the amount by which their base compensation exceeds the compensation limit.

Deferred amounts are contributed to the deferred compensation plan and contributions are credited with deemed investment earnings as if they were invested in one or more designated mutual funds pursuant to an investment election made by the participant as of the date of deferral. Deferred amounts are actually invested in the designated mutual fund and held in a trust until distribution. Distributions under the plan are made upon termination of employment or service, death, disability, or upon a change of control. Distributions are made in a lump sum or annual installments over a period not exceeding 10 years as elected by the participant. A separate distribution election can be made with respect to each year’s deferrals and matching contributions.

Employment and Severance Agreements

The Board of Directors elected W. Stancil Starnes to succeed A. Derrill Crowe as CEO effective July 1, 2007. In connection with his employment as CEO, we entered into an employment agreement with Mr. Starnes effective May 1, 2007, which provided for the following:

•	a term of five years that extends automatically for an additional term of five years on each July 1 until July 1, 2013 (at which time the term will not be extended and will expire on July 1, 2018);

•	a minimum base salary of $750,000 subject to annual increases at the discretion of the Board of Directors;

•	annual incentive compensation equal to 100% of base salary for 2007 (pro rata) and at least 100% of base salary for 2008; annual incentive compensation after 2008 will be based entirely on performance criteria established by the Board of Directors consistent with the criteria for other senior executive officers;

•	one-time grant of options to purchase 100,000 shares of Common Stock at an exercise price equal to 100% of the market value on the effective date of July 2, 2007;

•	annual grant of equity compensation having an aggregate value of at least $500,000 based on the method ProAssurance uses to calculate compensation expense with respect to such awards for financial reporting purposes;

•	perquisites consistent with those currently provided to the CEO, including without limitation, up to 50 hours of personal use on the corporate airplane; and

•	severance payments upon a termination of employment and payments upon a change of control as discussed in more detail under the caption “Payments on Termination and Change of Control.”

Payments on Termination and Change of Control

We have also entered into a Release and Severance Compensation Agreement (a “Severance Agreement”) with each of Messrs. Adamo, Rand, Friedman, Thomas and several other key executives. The employment agreement with Mr. Starnes provides for severance benefits under certain circumstances.

Named Executive Officers Covered Under Severance Agreements.

We have entered into Severance Agreements with Messrs Adamo, Friedman, Rand and Thomas that provides if we terminate their employment without cause or if they voluntarily resign for “good reason,” they are eligible to receive severance benefits. They may assert good reason for, among other reasons, a material reduction in compensation or position and change in location of employment. In addition the termination of the Severance Agreements prior to the executive reaching 65 years of age will constitute good reason.

Absent a change of control transaction, each of Messrs. Rand, Friedman and Thomas is entitled to severance compensation in an amount equal to the sum of his annual base salary and his average annual incentive compensation (generally calculated as the average of the prior three years). Mr. Adamo is entitled to severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation.

The Severance Agreements for Messrs. Friedman, Rand and Thomas and other senior executives were revised effective January 1, 2008 to provide additional severance benefits after a change of control. Each of them will receive severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation and reimbursement for the continuation of health benefits for up to eighteen months upon satisfaction of the following “double trigger” requirements:

•	a change of control of ProAssurance occurs; and

•	we or our successor terminate the executive’s employment without cause or the executive resigns for good reason, in either case within two years after the change of control.

The Severance Agreement with Mr. Adamo includes a modified single trigger that permits Mr. Adamo, until December 31, 2010, to unilaterally elect to terminate his employment for any reason, including a change of control, and receive severance benefits. Subsequent to December 31, 2010, Mr. Adamo’s agreement functions in the same manner as described for Messrs. Friedman, Rand and Thomas, except that his agreement provides for severance compensation at two times the sum of base salary and average annual incentive compensation and for no increase in the amount of severance compensation after a change of control.

Named Executive Officers Covered by Employment Agreements.

Mr. Starnes is entitled to his current base salary for the remaining term of his employment agreement should we terminate his employment without cause or should he resign for good reason. Mr. Starnes’ five year term automatically renews until 2013, at which time the termination date is fixed in 2018. Good reason includes demotion, relocation, and material reduction in base salary or incentive compensation opportunities.

The employment agreement with Mr. Starnes provides for a single trigger for the payment of severance benefits on a change of control. His employment agreement automatically terminates upon the occurrence of a change of control and provides for the payment of an amount equal to the severance compensation that would be due to him if he had resigned for good reason upon the change of control transaction. Mr. Starnes’ employment agreement does not provide for additional severance benefits.

Provisions Applicable to Employment Agreements and Severance Agreements.

The employment agreement with Mr. Starnes and the Severance Agreements with the other Named Executive Officers require us to reimburse them if they are required to pay the excise tax imposed on change of control benefits deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code. If the payments made by reason of a change of control are deemed to be excess parachute payments and are subject to the excise tax imposed by Code Section 4999, we will pay the executive such amount as will allow the executive to be fully reimbursed for all payments incurred by reason of the imposition of the excise tax and for all income taxes attributable to such reimbursement.

The employment agreement and the Severance Agreements with the Named Executive Officers require a terminated executive to release us from all claims relating to his employment as a condition to the provision of severance benefits. These agreements also include a covenant that obligates the executive not to compete with us for a period after termination that is equal in duration to the number of months of base salary payable to the executive as severance compensation (exceptions are three year periods for Messrs. Starnes and Adamo). The severance compensation is payable in equal monthly installments over a period that is at least equal in duration to the duration of the covenant not to compete. If an executive violates the covenant not to compete, ProAssurance may terminate future installment payments of severance compensation. Payment of severance compensation to Mr. Starnes is accelerated and payable in lump sum upon a change of control under his employment agreement.

The following table sets forth the amounts payable to the Named Executive Officers upon termination of their employment by reason of retirement, death or disability, and involuntary termination (termination by ProAssurance without cause and by the executive for good reason) and upon a change of control. The table assumes payment as if the termination of employment or change of control occurred on December 31, 2008.

				Involuntary
				Termination
		Death or	Involuntary	After Change	Change
	Retirement	Disability	Termination	of Control(1)	of Control

W. Stancil Starnes
Cash Severance	—	—	3,510,000	3,510,000	3,510,000
Equity Compensation Vesting(2)	479,095	479,095	479,095	479,095	479,095
Deferred Compensation(3)	48,241	48,241	48,241	48,241	48,241
Medical Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
280 Gross Up	—	—	—	1,754,402	1,754,402
TOTAL	527,336	527,336	4,402,336	5,791,738	5,791,738
Edward L. Rand, Jr.
Cash Severance	—	—	636,667	1,275,333	—
Equity Compensation Vesting(2)	397,878	397,878	397,878	397,878	397,878
Deferred Compensation(3)	17,598	17,598	17,598	17,598	17,598
Medical Benefits	—	—	18,054	18,054	—
Outplacement Services	—	—	10,000	10,000	—
280 Gross Up	—	—	—	1,004,472	—
TOTAL	415,476	415,476	1,081,197	2,723,335	415,476
Victor T. Adamo(4)
Cash Severance	—	—	1,739,642	1,739,642	1,739,642
Equity Compensation Vesting(2)	272,234	272,234	272,234	272,234	272,234
Deferred Compensation(3)	15,092	15,092	15,092	15,092	15,092
Medical Benefits	—	—	18,054	18,054	—
Outplacement Services	—	—	10,000	10,000	10,000
280 Gross Up	—	—	—	—	—
TOTAL	287,326	287,326	2,055,022	2,055,022	2,036,968
Howard H. Friedman
Cash Severance	—	—	673,667	1,347,333	—
Equity Compensation Vesting(2)	365,238	365,238	365,238	365,238	365,238
Deferred Compensation(3)	—	—	—	—	—
Medical Benefits	—	—	18,054	18,054	—
Outplacement Services	—	—	10,000	10,000	—
280 Gross Up	—	—	—	1,024,463	—
TOTAL			1,066,958	2,765,087	365,238
Darryl K. Thomas
Cash Severance	—	—	616,375	1,232,750	—
Equity Compensation Vesting(2)	336,163	336,163	336,163	336,163	336,163
Deferred Compensation(3)	—	—	—	—	—
Medical Benefits	—	—	18,054	18,054	—
Outplacement Services	—	—	10,000	10,000	—
280 Gross Up	—	—	—	—	—
TOTAL	336,163	336,163	980,592	1,596,967	336,163

(1)	Involuntary termination of employment does not include termination of employment of the executive when we terminate for cause or when the executive terminates without good reason. On any such event, no cash severance compensation will be paid to the executive and all unvested options, grant shares and performance shares will be forfeited. The executive will receive all of his account in the Deferred Compensation Plan.

(2)	The value of the acceleration of equity compensation benefits is calculated to reflect our accounting expense for the unvested stock options, performance shares and stock awards that have not been earned for financial reporting purposes. The value of the unvested awards is based on the market value of a share of Common Stock of $52.78 based on the closing price on the NYSE on December 31, 2008.

(3)	Reflects only the employer contributions that we contributed for the account of the executive under the Deferred Compensation Plan and all earnings (losses) that have accrued on the executive’s account. The executive will also be entitled to return of those amounts contributed to the plan as a deferral of executive’s then current compensation. The amount in the table excludes benefits that are payable upon retirement under our qualified retirement plan.

(4)	Mr. Adamo’s Severance Agreement includes a modified single trigger that permits Mr. Adamo, until December 31, 2010, to unilaterally elect to terminate his employment for any reason, including a change of control, and receive severance benefits.

DIRECTOR COMPENSATION
(During Last Completed Fiscal Year)

					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards(1)	Awards(1)	Compensation	Compensation	Compensation		Total
Name	($)	($)	($)	($)	Earnings	($)		($)

Lucian F. Bloodworth	53,000	55,978	—	—	—	—		102,978
Paul R. Butrus(2)	—	—	—	—	—	314,382	(3)	412,655
A. Derrill Crowe(2)	—	—				731,997	(4)	1,124,854
Robert E. Flowers	40,000	55,978	—	—	—	—		95,978
William J. Listwan	41,000	55,978	—	—	—	44,644	(5)	96,978
John J. McMahon, Jr.	40,000	55,978	—	—	—	—		95,978
Drayton Nabers, Jr.	45,667	49,978	—	—	—	—		101,645
John P. North, Jr.	56,000	55,978	—	—	—	—		111,978
Ann F. Putallaz	48,000	55,978	—	—	—	—		103,978
William H. Woodhams	40,000	55,978	—	—	—	—		95,978
Wilfred W. Yeargan, Jr.	40,000	55,978	—	—	—	—		95,978

(1)	Includes 993 shares of Common Stock granted to the directors on May 21, 2008 as stock awards under the 2004 Equity Incentive Plan. The closing price of a share of Common Stock on the NYSE on the date of grant was $50.33. Also includes 112 shares for each of the directors purchased with matching contributions under the Amended and Restated Employee Stock Ownership Plan on March 8, 2008.

(2)	Mr. Butrus resigned as director effective December 31, 2008. Dr. Crowe resigned as ProAssurance’s non-executive Chairman of the Board on September 21, 2008.

(3)	Under the terms of his employment agreement, Mr. Butrus received a base salary of $300,000 in 2008. Mr. Butrus’ compensation also includes group health, life and disability insurance and individual life and disability insurance.

(4)	Under the terms of his employment agreement, Dr. Crowe received a base salary of $500,000 in 2008. Dr. Crowe’s compensation also includes group health, life and disability insurance, individual life and disability insurance and personal use of the corporate aircraft. The compensation amount of $221,506 attributable to personal use of the aircraft was computed in the same manner as disclosed under footnote 7 of the Summary Compensation Table.

(5)	ProAssurance has engaged Dr. Listwan to provide consulting services to ProAssurance and PRA Wisconsin in consideration of an annual retainer of $44,000.

The annual retainer for non-management directors is $28,000. In addition to this annual retainer, the Chairman of the Audit Committee receives an annual retainer of $14,000 and the other members of the Audit Committee receive an annual retainer of $8,000. Non-management directors also receive meeting fees in the amount of $2,000 for each day the director attends a board meeting, and $1,000 for attendance at committee meetings that are not held on the same day as board meetings. Directors continue to be eligible to participate in the ProAssurance Corporation Stock Ownership Plan.

Our Board of Directors has adopted the ProAssurance Corporation Director Deferred Stock Compensation Plan to facilitate director stock compensation approved by the Compensation Committee. The plan provides that the Compensation Committee will meet before the annual meeting each year to consider whether or not to provide stock compensation to non-management directors. If granted by the Compensation Committee, the stock compensation is payable in whole shares of our Common Stock with a total value not to exceed the amount fixed by the Compensation Committee. The award is calculated using the NYSE closing price of a share of our Common Stock on the date of our annual meeting. The Board of Directors fixed the dollar value of the stock awards to be granted to directors as compensation at $50,000 in 2007 and those shares have been granted from shares reserved for issuance under the 2004 Equity Incentive Plan. Effective with the annual meeting in 2009, that stock-based compensation will rise to $56,000. Shares for 2009 and future years will be payable from the shares reserved for issuance under the 2008 Equity Incentive Plan. Under the terms of the Director Deferred Stock Compensation Plan, our Directors may elect either to receive the shares of Common Stock currently or to defer the receipt of the shares until their service as a director has ended.

Management directors do not receive any additional cash or stock compensation for their service as directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC, which are called Section 16 Reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16 Reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.ProAssurance.com.

Based on a review of the copies of such Section 16 Reports we received, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with during fiscal year 2008.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Ethics and Conduct addresses conflicts of interest that arise when an employee or member of his or her family receives a personal benefit in a transaction involving ProAssurance or a subsidiary. Generally, employees are required to report any situation involving an actual or potential conflict of interest to ProAssurance for a determination of whether it involves a permissible conflict of interest. The Code of Ethics and Conduct provides specific guidance as to the following situations:

•	Employees are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of ProAssurance’s information or position, (ii) using ProAssurance’s property, information, or position for personal gain, and (iii) competing with ProAssurance.

•	If ProAssurance or a subsidiary does business or considers doing business with a company in which an employee or member of his or her family is employed or has a material financial or other interest, the employee must disclose the interest to his or her supervisor if he or she is aware of the proposed business relationship and refrain from participating in the approval process.

•	If an employee participates in religious, charitable, educational or civic activities, good judgment must be exercised to abstain from involvement in activities which would present a conflict of interest or interfere with responsibilities to or the reputation of ProAssurance.

Historically, none of the executive officers or directors has participated in a material transaction in which any such person or any person related to them has had a material interest. However, the personal use of the corporate aircraft has presented the potential for material transactions between ProAssurance and its directors and officers. ProAssurance adopted written policies and procedures for the review, approval or ratification of personal travel on corporate aircraft effective December 1, 2006. Pursuant to ProAssurance’s policies and procedures for the approval of personal travel on corporate aircraft, which we refer to in this proxy statement as the Policies and Procedures for Personal Use of Aircraft, senior executive officers, directors and such other employees of ProAssurance or its subsidiaries as may be designated by the Chief Executive Officer may use the corporate aircraft for personal travel if the aircraft is not otherwise required for business-related travel, upon reasonable notice to the Chief Executive Officer. As used in the Policies and Procedures for Personal Use of Aircraft, personal travel includes travel for entertainment, amusement or recreational purposes as described in Internal Revenue Service Notice 2005-45.

The Compensation Committee of the Board of Directors will establish, after reviewing the cost of the personal travel, the number of flight hours for which the Chief Executive Officer may use the corporate aircraft for personal travel in the succeeding twelve month period without further approval of the committee. The Compensation Committee has established the number of aggregate flight hours for which all other authorized users may use the corporate aircraft for personal travel during the succeeding twelve months with the approval of the Chief Executive Officer as follows: 50 flight hours each for personal travel by the Chief Executive Officer and 20 flight hours for personal travel by other authorized users in the aggregate. The Chief Executive Officer must get the prior approval of the Compensation Committee before approving any personal travel which exceeds the aggregate limit. The Compensation Committee may delegate to any of its members the authority to approve requests for personal travel in excess of established limits. Both the Compensation Committee and the Chief Executive Officer are responsible for applying the Policies and Procedures for Personal Use of Aircraft.

PROPOSALS OF STOCKHOLDERS

Stockholder Nominations for Directors

Our Bylaws require that a stockholder who desires to nominate directors at an annual meeting of stockholders must give us written notice of his or her intent not later than December 1 in the year preceding the annual meeting or such other date as may be established by our Board of Directors for a particular annual meeting by written notice to the stockholders. The stockholder’s notice must set forth:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the Board of Directors solicited proxies for the election of such nominee at the meeting; and

•	the consent of each nominee to serve as a director of ProAssurance if so elected.

Stockholder Proposals for our 2010 Annual meeting

If you wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2010 annual meeting, you must submit your proposal in proper form (in accordance with the SEC Rule 14a-8), to our secretary on or before December 11, 2009, in order for the proposal to be considered for inclusion in the proxy statement for the 2010 annual meeting of stockholders.1( Simply submitting a proposal does not guarantee its inclusion, as the rules of the SEC make clear. The stockholder’s notice must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting;

•	the name and address of the stockholder who intends to propose such matter or matters;

•	a representation that the stockholder has been a holder of record of stock of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters;

•	any material interest of the stockholder in such matter or matters; and

•	a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice.

The proposal and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.

OTHER MATTERS

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Directors

We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our directors. Any person, whether or not an employee, who has a concern about the conduct of ProAssurance or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to the members of the Audit Committee by using any of the methods described in the Corporate Governance section on our website at www.ProAssurance.com. Additionally, any person may communicate directly with our non-management directors by sending an e-mail to IndependentDirector@ProAssurance.com. Further information on the procedure for these communications is available in the Corporate Governance section of our website at www.ProAssurance.com.

Important Notice Regarding Delivery of Stockholder Documents

We have sent a notice to certain street name stockholders of Common Stock who share a single address, indicating that, if such stockholders requests a paper copy, only one copy of this proxy statement and our 2008 annual report will be sent to that address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this proxy statement or our 2008 annual report, he or she may contact Frank O’Neil, Senior Vice President, ProAssurance Corporation, either by mail at P.O. Box 590009, Birmingham, Alabama 35259-0009 or by telephone at (205) 877-4400 or (800) 282-6242, and we will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact BNYMellon at 800-851-9677 or 201-680-6578, if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual report and proxy

(1  Our Bylaws require any stockholder who desires to propose any business at the annual meeting of stockholders (other than the election of directors) to give us written notice not later than December 1 in the year preceding the annual meeting at which the proposal is to be considered or such other date as may be established by the Board of Directors for a particular annual meeting by written notice to the stockholders or in a report or proxy statement filed with the SEC. This date is superceded, as set forth above.

statement, you may request householding in the future by contacting BNYMellon at 800-851-9677 or 201-680-6578. Stockholders who are hearing impaired may phone BNYMellon at 800-231-5469 or 201-680-6610 to request documents or request householding.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in ProAssurance that are held in street name with a broker, you may have received householding notification directly from your broker. If so, please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and which to receive only a single copy, or if you wish to revoke your decision to household and thereby receive multiple statements and reports.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by ProAssurance under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement titled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), as well as the exhibits to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PROASSURANCE CORPORATION 100 BROOKWOOD PLACE Electronic Delivery of Future PROXY MATERIALS BIRMINGHAM, L 35209 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DET ACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. vote FOR the following: 1. Election of Directors 0 0 0 Nominees 01 J. D. Brant DPM 02 J. J. McMahon, Jr. 03 W. H. Woodhams MD 04 W.W. Yeargan, Jr., MD The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To ratify the appointment of Ernst & Young LLP as independent auditors 0 0 0 NOTE: If this proxy is properly executed, the shares of ProAssurance Corporation common stock represented by this proxy will be voted as directed by the undersigned. If no direction is made, the shares will be vote FOR the election as directors of all nominees listed herein and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors. Such other business as may properly come before the meeting or any adjournment thereof. R2.09.03.17 1 Please sign exactly as your name(s) appear(s) hereon. When signing as 0000021331 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . PROASSURANCE CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of Shareholders 5/20/2009 10:00 AM The undersigned stockholder of ProAssurance Corporation, or the “Company,” acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement, each dated April 7, 2009, and the undersigned revokes all prior proxies and appoints Howard H. Friedman and Frank B. O’Neil, and each of them, as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on the fifth floor of the headquarters of the Company, 100 Brookwood Place, Birmingham, AL 35209, at 10:00 a.m., Central Time, on Wednesday, May 20, 2009, or at any adjournment, continuation or postponement thereof, and instructs said proxies to vote as indicated on the reverse. R2.09.03.17 2 0000021331 Continued and to be signed on reverse side